Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 30, 2005

AMONG

PIH ACQUISITION CO.,

PANOLAM INDUSTRIES INTERNATIONAL, INC.,

PANOLAM HOLDINGS II CO.,

THE LENDERS LISTED HEREIN,

as Lenders,

CREDIT SUISSE,
Cayman Islands Branch,
as Administrative Agent,

and

JEFFERIES & COMPANY, INC.,
as Syndication Agent.

CREDIT SUISSE
and
JEFFERIES BABSON FINANCE LLC
Joint Lead Arrangers
and
Joint Bookrunners

TABLE OF CONTENTS

		Page No.

SECTION 1.	DEFINITIONS	2
1.1	Certain Defined Terms	2
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	31
1.3	Other Definitional Provisions and Rules of Construction	31
1.4	Rounding	32
SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	32
2.1	Commitments; Making of Loans; the Register; Optional Notes	32
2.2	Interest on the Loans	39
2.3	Fees	43
2.4	Repayments, Prepayments and Reductions of Commitments and Loans; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties	44
2.5	Use of Proceeds	52
2.6	Special Provisions Governing Eurodollar Rate Loans	52
2.7	Increased Costs; Taxes; Capital Adequacy	54
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate	59
2.9	Defaulting Lenders	60
2.10	Replacement of a Lender	61
SECTION 3.	LETTERS OF CREDIT	62
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	62
3.2	Letter of Credit Fees	65
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	65
3.4	Obligations Absolute	68
3.5	Nature of Issuing Lenders’ Duties	69
SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	70
4.1	Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans	70
4.2	Conditions to All Loans	75
4.3	Conditions to Letters of Credit	76

i

v

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE

IV	FORM OF TERM NOTE

V	FORM OF REVOLVING NOTE

VI	FORM OF SWING LINE NOTE

VII	FORM OF COMPLIANCE CERTIFICATE

VIII	FORM OF OPINION OF COMPANY COUNSEL

IX	FORM OF ASSIGNMENT AGREEMENT

X	FORM OF SOLVENCY CERTIFICATE

XI	FORM OF SUBSIDIARY GUARANTY

XII	FORM OF SECURITY AGREEMENT

XIII	FORM OF HOLDINGS GUARANTY

XIV	FORM OF NOTICE OF PREPAYMENT

SCHEDULES

4.1H	CLOSING DATE MORTGAGED PROPERTIES

5.1	HOLDINGS AND ITS SUBSIDIARIES

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LITIGATION

5.12	ENVIRONMENTAL MATTERS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.9	PERMITTED AGREEMENTS WITH AFFILIATES

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of September 30, 2005 and entered into by and among PIH ACQUISITION CO., a Delaware corporation (“Merger Sub”; this and other capitalized terms used herein without definition being used as defined in subsection 1.1), PANOLAM HOLDINGS II CO., a Delaware corporation (“Holdings”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), JEFFERIES & COMPANY, INC., as syndication agent for Lenders (in such capacity, “Syndication Agent”), and CREDIT SUISSE, Cayman Islands Branch (“Credit Suisse”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, on the Closing Date, Holdings owns all of the outstanding shares of capital stock of Merger Sub;

WHEREAS, on the Closing Date, Panolam Holdings owns all of the outstanding shares of capital stock of Holdings;

WHEREAS, on or before the Closing Date, the Equity Investors will purchase all of the outstanding Panolam Holdings Common Stock;

WHEREAS, on or before the Closing Date, Company will issue and sell not less than $150,000,000 in aggregate principal amount of Senior Subordinated Notes;

WHEREAS, on the Closing Date, (i) Holdings will purchase all of the outstanding shares of capital stock of Panolam Industries Holdings pursuant to the Acquisition Agreement, and (ii) the Panolam Merger will be consummated;

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) together with the proceeds of the issuance and sale of the Senior Subordinated Notes, to fund the Acquisition Financing Requirements, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its real, personal and mixed property, all of the Capital Stock of its Domestic Subsidiaries and 100% of the non-voting Capital Stock (if any) and 65% of the Capital Stock of its first-tier Foreign Subsidiaries; and

WHEREAS, Holdings and Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of their real, personal and mixed property, all of the capital stock of their Domestic Subsidiaries and 100% of the non-voting Capital Stock (if any) and 65% of the Capital Stock of their respective first-tier Foreign Subsidiaries:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Holdings, Lenders, Syndication Agent and Administrative Agent agree as follows:

Section 1.     DEFINITIONS

1.1      Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the transactions contemplated by the Acquisition Agreement and the Panolam Industries Holdings Merger Agreement, including the Panolam Merger.

“Acquisition Agreement” means that certain Agreement and Plan of Merger by and among TC Group, L.L.C., a Delaware limited liability company, as the initial Holder Representative (as defined in the Acquisition Agreement), Panolam Industries Holdings, Holdings and Merger Sub dated as of July 16, 2005, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of September 30, 2005, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

“Acquisition Consideration” means the Merger Consideration as such term is defined in the Acquisition Agreement.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to pay the Acquisition Consideration, (ii) to refinance all Indebtedness outstanding under the Existing Credit Agreements, and (iii) to pay Transaction Costs.

“Additional Mortgaged Property” has the meaning set forth in subsection 6.9.

“Additional Mortgages” has the meaning set forth in subsection 6.9.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Amounts Due” has the meaning set forth in subsection 10.5.

“Agreement” means this Credit Agreement dated as of September 30, 2005.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly owned Subsidiaries, in any single transaction or a series of transactions, of (i) any of the Capital Stock of any of Company’s Subsidiaries whether newly issued or outstanding, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other property or assets (whether tangible or intangible) of Company or any of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit IX annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Canadian Subsidiary” means Panolam Industries, Ltd. and any wholly-owned Subsidiary of Panolam Industries, Ltd. incorporated or organized in Canada or any province or territory thereof.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada or (b) issued by any agency or instrumentality of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, respectively, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state, commonwealth or territory of the United States or any province of Canada or any political subdivision of any such state, commonwealth, territory or province, as applicable, or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P, Moody’s or DBRS, as applicable; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s or at least R-l from DBRS, as may be applicable; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued or fully guaranteed by the United States; (vi) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii), (iv) and (v) above, and (b) has capital of not less than $500,000,000; and (vii) solely with respect to Foreign Subsidiaries, non-Dollar denominated (a) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (b) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Certificates of Merger” means the Merger Sub Certificate of Merger and the Panolam Industries Holdings Certificate of Merger.

“Change in Control” means any of the following: (i) at any time prior to the consummation of a Qualifying IPO, the Equity Investors shall cease to beneficially own and control, directly or indirectly, at least a majority of the issued and outstanding shares of capital stock of Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Company; (ii) at any time after the consummation of a Qualifying IPO, (a) the Equity Investors shall cease to beneficially own and control, directly or indirectly, at least 30% of the capital stock of Company, (b) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Equity Investors, shall become the beneficial owner, directly or indirectly, of a greater percentage of the then outstanding voting stock of the Qualifying IPO Issuer than that owned beneficially by the Equity Investors at such time, or (c) during any period of twelve (12) consecutive months, the Governing Body of the Qualifying IPO Issuer shall not consist of a majority of the Continuing Members; (iii) at any time prior to the consummation of a Qualifying IPO of the capital stock of Company, the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company; or (iv) the occurrence of any “Change of Control” as defined in the Senior Subordinated Indebtedness Indenture. As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means the date on which the initial Loans are made.

“Closing Date Mortgaged Property” has the meaning set forth in subsection 4.1H.

“Closing Date Mortgage Policies” has the meaning set forth in subsection 4.1H.

“Closing Date Mortgages” has the meaning set forth in subsection 4.1H.

“Closing Date Revolving Loans” has the meaning set forth in subsection 2.1A(ii).

“Collateral” means, collectively, all of the property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Company” means (i) prior to the consummation of the Panolam Merger, Merger Sub, and (ii) after the consummation of the Panolam Merger, Panolam as the surviving corporation in such merger.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated September 2005 prepared by Credit Suisse relating to the credit facilities evidenced by this Agreement.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of any asset that is purchased substantially simultaneously with the exchange of existing assets or with Net Insurance/Condemnation Proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller for the assets being exchanged at such time or the amount of such Net Insurance/Condemnation Proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of long-term Indebtedness and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of:

(i)        Consolidated Net Income,

(ii)       Consolidated Interest Expense,

(iii)      provisions for taxes based on income or profits and franchise or similar taxes,

(iv)      total depreciation expense,

(v)       total amortization expense,

(vi)      fees and expenses incurred pursuant to the Management Agreement (or the amount of any Restricted Junior Payment made for the payment thereof),

(vii)     Transaction Costs,

(viii)    customary fees, costs and expenses incurred in connection with any equity or debt offering, Investment, recapitalization or Indebtedness (in each case, as permitted by this Agreement) or in connection with the consummation of Permitted Acquisitions,

(ix)       restructuring charges or reserves (including, without limitation, non-cash retention, severance, systems establishment cost, excess pension charges, contract termination costs including future lease commitments, and costs to consolidate facilities and relocate employees),

(x)        net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,

(xi)       net gain or loss under any Hedge Agreement permitted by this Agreement,

(xii)      other non-cash items (including, without limitation, any impairment charges and the impact of purchase accounting including, without limitation, the amortization of inventory step-up but excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period),

(xiii)     to the extent actually reimbursed (and to the extent such reimbursement is not otherwise included in Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(xiv)    to the extent covered by insurance (and to the extent the proceeds of such insurance are not otherwise included in Consolidated Net Income) under which the insurer has been properly notified and has not denied or contested coverage, charges and expenses with respect to liability or casualty events, business interruption or product recalls,

(xv)     letter of credit fees, and

(xvi)    fees and expenses in connection with the exchange of the Senior Subordinated Notes for registered notes with identical terms as contemplated by the Senior Subordinated Notes Indenture,

but only, in the case of clauses (ii)-(xvi), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding voluntary repayments of Term Loans and repayments of Revolving Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings classified as long-term Indebtedness with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) current taxes based on income or profits and franchise or similar taxes of Company and its Subsidiaries and paid or payable in cash with respect to such period, (e) Transaction Costs paid in cash with respect to such period, (f) fees and expenses pursuant to the Management Agreement paid in cash with respect to such period (or the payment of which was made with a Restricted Junior Payment), (g) fees, costs and expenses paid in cash in connection with any equity or debt offering, Investment, recapitalization or Indebtedness permitted by this Agreement or in connection with any Permitted Acquisition, to the extent added to Consolidated EBITDA pursuant to clause (viii) of the definition thereof, (h) the portion of the purchase price of Permitted Acquisitions funded with cash and not constituting long-term Indebtedness, (i) restructuring charges or reserves paid in cash with respect to such period and (j) amounts added to Consolidated EBITDA pursuant to clauses (x), (xi), (xiii), (xiv), (xv) and (xvi) of the definition thereof.

‘‘Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, net of interest income, including amortization of all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net payments under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date, fees and expenses associated with an Investment permitted by subsection 7.3 and issuances of Capital Stock of Company or its Subsidiaries.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such day to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day, calculated on a Pro Forma Basis.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) any after-tax gains or losses attributable to asset sales, (iii) the net income (but not loss) of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by a contract, operation of law or otherwise, (iv) the income (or loss) attributable to discontinued operations (including, without limitation, operations disposed of during such period, whether or not such operations were classified as discontinued), (v) any gains realized on, or because of, the purchase or other acquisition by Company or any of its Subsidiaries of any securities of such Person or any of its Subsidiaries, (vi) the amount equivalent to the cumulative effect of a change in accounting principles of Company or any of its Subsidiaries, and (vii) (to the extent not included in clauses (i) through (vi) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, net of unrestricted Cash and Cash Equivalents and Cash or Cash Equivalents restricted only in favor of Administrative Agent, the Lenders or the other “Secured Parties” pursuant to the Loan Documents.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other payment obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty or endorsement (other than for collection or deposit in the ordinary course of business) by such Person of the payment obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in clause (i) of the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Member” means, as of any date of determination any member of the Governing Body of the Qualifying IPO Issuer who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved or received the vote of the Equity Investors in his or her election by the stockholders of the Qualifying IPO Issuer.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Suisse” has the meaning assigned to that term in the introduction to this Agreement.

“DBRS” means Dominion Bond Rating Service.

“Default Excess” has the meaning assigned to that term in subsection 2.9.

“Default Period” has the meaning assigned to that term in subsection 2.9.

“Defaulted Loan” has the meaning assigned to that term in subsection 2.9.

“Defaulting Lender” has the meaning assigned to that term in subsection 2.9.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender or any Approved Fund of any Lender, and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course of business including insurance companies, mutual funds and lease financing companies; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Company, its Subsidiaries or any of their ERISA Affiliates, (ii) which was at any time during the last six years maintained, contributed to or terminated by Company, its Subsidiaries or any of their ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Company, or (iii) with respect to which there is any potential or outstanding liability of Company.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all current or future applicable statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity or (ii) the generation, use, storage, transportation or disposal of Hazardous Materials in any manner applicable to Company or any of its Subsidiaries or any Facility.

“Equity Investors” means, collectively, Genstar and Sterling and/or their respective Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof) and, except for purposes of the definition of “Change in Control”, the Management Shareholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (A) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equivalent to such Interest Period or (B) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in

London, England at approximately 11:00 a.m. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all statutory reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 noon (New York City time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (i) taxes that are imposed on the overall net income or gross receipts (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Company is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.10), any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, or (z) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv), and (iv) all liabilities, penalties and interest with respect to any of the foregoing excluded taxes.

“Existing Credit Agreements” means (i) that certain Credit Agreement dated as of December 3, 2004 among Panolam Industries Holdings, Panolam Group, Inc., a Delaware corporation, PII Second, Inc., a Delaware corporation, Panolam, various institutions party thereto as lenders and Deutsche Bank Trust Company Americas as administrative agent and (ii) that certain Second-Lien Credit Agreement dated as of December 3, 2004 among Panolam Industries Holdings, Panolam Group, Inc., a Delaware corporation, PII Second, Inc., a Delaware corporation, Panolam, various institutions party thereto as lenders and Deutsche Bank Trust Company Americas as administrative agent.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Company or any of its Subsidiaries.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Officer” means an Officer who is the chief executive officer, chief financial officer or a vice president of finance, or any other Officer who serves in a similar capacity to any of the foregoing.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(x).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i)-(xvi), (xviii)-(xx) or (xxii) of subsection 7.2A).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

“Funding and Payment Office” means the office of Administrative Agent located at Eleven Madison Avenue, New York, New York 10010 or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“Funding Default” has the meaning assigned to that term in subsection 2.9.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination, subject to subsection 1.2.

“Genstar” means Genstar Capital, L.P., a Delaware limited partnership.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration or other authorization of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iii).

“Guaranties” means the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to the environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority having jurisdiction over the foregoing.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or any exchange contract, swap agreement, futures contract, option contract, synthetic cap or collar or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Holdings” means Panolam Holdings II Co., a Delaware corporation.

“Holdings Guaranty” means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Increasing Lenders” has the meaning assigned to that term in subsection 2.1A(iv).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and similar instruments representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument excluding, in each case (x) any such obligations incurred under ERISA, (y) trade payables in the ordinary course of business and (z) any earn out obligation until such obligation appears in the liability section of the balance sheet of such Person, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on December 31, 2005, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company) or any acquisition, by purchase or otherwise, of all or substantially all the business, property or fixed assets of any Person, or any division or line of business of any Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the reasonable discretion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

“Issuing Lender”, with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Leasehold Property” means any material leasehold interest of any Loan Party (other than a Foreign Subsidiary) as lessee under any lease of real property used for manufacturing, other than any such leasehold interest designated from time to time by Administrative Agent in its reasonable discretion as not being required to be included in the Collateral, which designation may be made based upon a determination by Administrative Agent in its reasonable discretion that the costs of obtaining a security interest in such leasehold interest are unreasonably excessive in relation to the benefit to Lenders of the security afforded thereby.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, and any Person that becomes a “New Lender” pursuant to subsection 2.1 A (iv), in each case, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate undrawn amount under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company. For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement in the nature of security.

“Loan” or “Loans” means one or more of the loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit (collectively, a “Letter of Credit Application”)), the Guaranties and the Collateral Documents. In the event that any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein.

“Loan Party” means each of Holdings, Company and any of Company’s Domestic Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Management Agreement” means that certain Advisory Services Agreement dated as of the Closing Date by and between Panolam Holdings, Genstar Capital LLC and Sterling.

“Management Shareholders” means Robert J. Muller, Jr. and other members of management of Company and its Subsidiaries, who are equity investors in Panolam Holdings on the Closing Date.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, results of operations or condition (financial or otherwise) of Holdings, Company and its Subsidiaries taken as a whole or (ii) the impairment of the ability of (a) Company or the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which they are a party, or (b) Administrative Agent or Lenders to enforce their rights and remedies in respect of the Obligations.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Merger Sub” has the meaning assigned to that term in the introduction to this Agreement.

“Merger Sub Certificate of Merger” means the Certificate of Merger dated as of September 30, 2005 by Panolam Industries Holdings, in the form delivered to Administrative Agent prior to its execution of this Agreement, evidencing the merger of Merger Sub with and into Panolam Industries Holdings.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale pursuant to subsections 7.7B(vi), (xiii) or (xvii) means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid under the terms thereof as a result of such Asset Sale, (iii) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred in connection with such Asset Sale, and (iv) for so long as such reserve is maintained, any reserve for adjustment in respect of (a) the sale price of such asset or assets established in accordance with GAAP and (b) any liabilities associated with such asset or assets and retained after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, however, that Net Asset Sale Proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Domestic Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case, net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof including, without limitation, (i) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such event, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid under the terms thereof as a result of such event, (iii) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred in connection with such event, and (iv) for so long as such reserve is maintained, any reserve for adjustment in respect of (a) the sale price of such asset or assets established in accordance with GAAP and (b) any liabilities associated with such asset or assets and retained after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, however, that Net Insurance/Condemnation Proceeds shall not include any cash payments received by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Securities Proceeds” means the cash proceeds (net of (i) underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable attorneys fees, investment banking fees, other customary expenses and brokerage, consultant and other customary fees, and (ii) taxes) from the issuance of Capital Stock of or incurrence of Indebtedness by Holdings or any of its Subsidiaries.

“New Lender” has the meaning assigned to that term in subsection 2.lA(iv).

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.10.

“Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit XIV annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, any vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Panolam” means Panolam Industries International, Inc., a Delaware corporation.

“Panolam Holdings” means Panolam Holdings Co., a Delaware corporation.

“Panolam Holdings Common Stock” means the common stock of Panolam Holdings, par value $0.001 per share.

“Panolam Industries Holdings” means Panolam Industries Holdings, Inc., a Delaware corporation.

“Panolam Industries Holdings Certificate of Merger” means the Certificate of Merger dated as of September 30, 2005 by Panolam, in the form delivered to Administrative Agent prior to its execution of this Agreement, evidencing the merger of Panolam Industries Holdings with and into Panolam.

“Panolam Industries Holdings Merger Agreement” means that certain Agreement and Plan of Merger by and between Holdings, Panolam Industries Holdings, Panolam Group, Inc., PII Second, Inc. and Panolam dated as of September 30, 2005, in the form delivered to Administrative Agent prior to execution of this Agreement.

“Panolam Merger” means, collectively, (i) the merger of Merger Sub with and into Panolam Industries Holdings, with Panolam Industries Holdings being the surviving corporation in such merger, and (ii) the subsequent merger of Panolam Industries Holdings with and into Panolam, with Panolam being the surviving corporation in such merger.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and for purposes of subsection 8.10, any Foreign Plan.

“Permitted Acquisition” means the acquisition of all or substantially all of a business, its assets, or the Capital Stock of any Person, which acquisition is permitted pursuant to clause (xv) of subsection 7.3.

“Permitted Cure Issuance” has the meaning assigned to that term in subsection 8.3.

“Permitted Holders” means (i) the Equity Investors or (ii) any of the Permitted Transferees of any Person in clause (i) hereof.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to subsection 7.1, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Refinanced Indebtedness, (c) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, (d) any Lien provided in connection with such modification, refinancing, refunding, renewal or extension does not extend to any additional property beyond the property subject to a Lien in favor of the Refinanced Indebtedness, other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, (e) the direct or any contingent obligor with respect to the Refinanced Indebtedness is not changed in any respect, and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Transferees” means, with respect to any Person, (i) any Affiliate of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Holdings.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pioneer Plastics Maine Guaranty” means that certain guaranty dated June 15, 2005 by Panolam Industries Holdings and Pioneer Plastics Corporation for the benefit of the Superintendent of the Bureau of Insurance of Maine.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Credit Suisse announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Credit Suisse or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise) or arbitration.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) the Acquisition, (ii) any Permitted Acquisition, (iii) any Asset Sale of a Subsidiary or operating entity or (iv) any incurrence of Indebtedness being given pro forma effect or any incurrence of Indebtedness in connection with any Permitted Acquisition being given pro forma effect (including (a) pro forma adjustments arising out of events which are directly attributable to the Acquisition, the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, (b) pro forma adjustments reasonably acceptable to Administrative Agent arising out of operating expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reductions of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead and (c) such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by a Financial Officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“Pro Forma Compliance” means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in subsections 7.6A and 7.6B, as applicable, as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (i) balance sheet amounts as of such date and (ii) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (b) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

“Qualifying IPO” means the issuance by the Qualifying IPO Issuer of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Qualifying IPO Issuer” means Holdings, Company or a corporation or other legal entity which owns, directly or indirectly, one hundred percent (100%) of the outstanding equity interests of Holdings.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term “Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii)(b).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Agreements” means, collectively, the Acquisition Agreement, the Panolam Industries Holdings Merger Agreement, the Certificates of Merger, and the Senior Subordinated Note Indenture.

‘‘Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment, including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders plus (ii) the aggregate Revolving

Loan Exposure of all Lenders; provided that, in accordance with subsection 2.9, the Term Loan Exposure and Revolving Loan Exposure of any Defaulting Lender shall not be included and such Defaulting Lender shall not be deemed a “Lender” for purposes of calculating Requisite Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in Capital Stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

‘‘Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means September 30, 2010.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit V annexed hereto.

“S&P” means Standard & Poor’s Ratings Group.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities.”

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XII annexed hereto.

“Senior Subordinated Note Indenture” means the indenture pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Notes” means the $151,000,000 in aggregate principal amount of 10.75% Senior Subordinated Notes due 2013 of Company issued pursuant to the Senior Subordinated Note Indenture.

“Solvent”, with respect to any Person, means that as of the date of determination (i) the then fair saleable value of the property of such Person is (a) greater than the total amount of liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to that term in subsection 10.l B(iii).

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry and (vi) other lawful corporate purposes of Company or any of its Subsidiaries.

“Sterling” means The Sterling Group, L.P., a Texas limited partnership.

“Subject Lender” has the meaning assigned to that term in subsection 2.10.

“Subordinated Indebtedness” means (i) the Senior Subordinated Notes, and (ii) any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total ordinary voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XI annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedge Agreement with Company or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Guaranties.

“Swing Line Funding and Payment Office” means the office of Swing Line Lender located at Eleven Madison Avenue, New York, New York 10010 or such other offices of Swing Line Lender as may from time to time be hereafter designated as such in a written notice delivered by Swing Line Lender to Company and each other Lender.

“Swing Line Lender” means Credit Suisse, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2. 1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VI annexed hereto.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any tax, levy, impost, duty, fee, assessment, deduction, withholding or other similar charge imposed by a Government Authority, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), as such commitment may be increased pursuant to subsection 2.1 A(iv), and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, the amount of that Lender’s Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loans” means the Loans made by Lenders to Company pursuant to subsections 2.1 A(i) and 2.1A(iv).

“Term Notes” means any promissory notes of Company issued pursuant to subsection 2. 1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements (including, without limitation, costs and expenses incurred in connection with the Acquisition).

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, the Indebtedness evidenced by this Agreement and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“United States” means the United States of America.

“Yield Differential” has the meaning set forth in subsection 2.1A(iv).

1.2      Accounting Terms: Utilization of GAAP for Purposes of Calculations Under Agreement.

A.        Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to this Agreement and calculations in connection with the definitions, covenants and other provisions of this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Company or Requisite Lenders shall so request, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

B.        Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement (other than pursuant to subsection 7.8) shall, following the Acquisition, any Permitted Acquisition or any Asset Sale of a Subsidiary or operating entity, be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such transaction.

1.3      Other Definitional Provisions and Rules of Construction.

A.        Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.        References to “Sections” and “subsections” shall be to Sections and subsections of, and the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, respectively, shall be references to, this Agreement unless otherwise specifically provided. Section and subsection headings in any Loan Document are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.        The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.        Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.4      Rounding.

Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      Commitments; Making of Loans; the Register; Optional Notes.

A.        Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1 A(ii) and Swing Line Lender hereby agrees to make the Swing line Loans as described in subsection 2.1A(iii).

(i)        Term Loans. Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Term Loan Commitment will be set forth in an allocation letter delivered to such Lender by Administrative Agent and the aggregate amount of the Term Loan Commitments is $ 135,000,000; provided that the amount of the Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Term Loan Commitment pursuant to subsection 10.1B. Company may make only one borrowing under the Term Loan Commitments except as additional borrowings may be permitted pursuant to subsection 2.1 A(iv). Amounts borrowed under this subsection 2.1 A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)       Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B; provided that not more than $3,000,000 of the Revolving Loans may be made on the Closing Date (the “Closing Date Revolving

Loans”). The original amount of each Revolving Lender’s Revolving Loan Commitment will be set forth in an allocation letter delivered to such Lender by Administrative Agent and the original Revolving Loan Commitment Amount is $20,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(iii)      Swing Line Loans.

(a)       General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1 A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing line Loan Commitment is $3,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4B that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b)       Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.

(c)       Swine Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day’s notice from Swing line Lender to Administrative Agent who shall promptly notify the Revolving Lenders, each Revolving Lender shall deliver to Administrative Agent for the benefit of Swing Line Lender such amount in same day funds at the Funding and Payment Office. Without limiting the effect of the deemed assignment described in this paragraph, in order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly remit such payment to Administrative Agent for distribution to each such other Revolving Lender its Pro Rata Share of such payment.

(d)       Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1 A(iii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding subsection shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Swing Line Loans were satisfied at the time such Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Swing line Loans were made.

(iv)      Increases of the Term Loan Commitments. Company may, not more than two times after the Closing Date, increase, at Company’s request, the then effective aggregate principal amount of the Term Loan Commitments; provided that (1) the aggregate principal amount of the increases in the Term Loan Commitments pursuant to this subsection 2.1A(iv) shall not exceed $75,000,000, (2) such increases shall be for the purpose of funding Permitted Acquisitions, (3) Company shall execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such increases and at the time of any such proposed increase, (4) no Potential Event of Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase, (5) Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with each of the financial covenants specified in subsection 7.6, as of the last day of the most recently ended Fiscal Quarter after giving effect to such increases; (6) the Term Loans made under this subsection 2.1 A(iv) shall have a maturity date no earlier than September 30, 2012 and shall have a weighted average life to maturity no shorter than the Term Loans made under subsection 2,1 A(i), (7) if the weighted average interest rates applicable to the Term Loans made pursuant to this subsection 2JA(iv) exceed the rates set forth in subsection 2.2 by more than 25 basis points (such difference, the “Yield Differential”), then the interest rates set forth in subsection 2.2 shall increase by the Yield Differential; (8) all other terms and conditions with respect to the Term Loans made pursuant to this subsection 2.1A(iv) shall be satisfactory to Administrative Agent; and (9) the Term Loans made pursuant to this subsection 2.1A(iv) shall be permitted indebtedness under the Senior Subordinated Note Indenture and shall constitute “Senior Debt” (as defined in the Senior Subordinated Note Indenture) for purposes of the Senior Subordinated Note Indenture. Any request under this subsection 21A(iv) shall be submitted by Company to Administrative Agent (which shall promptly forward copies to Lenders). Company may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the principal amount of their Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Term Loan Commitment. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Loan Commitment. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Term Loan Commitments pursuant to this subsection 2.1 A(iv). No Lender which declines to increase the principal amount of its Term Loan Commitment may be replaced in respect to its existing Term Loan Commitment as a result thereof without such Lender’s consent.

Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase that it is willing to assume. Company may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(iv) (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate principal amount of the applicable Term Loan Commitments. Company and Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Term Loan Commitments among Increasing Lenders and New Lenders.

Subject to the foregoing, any increase requested by Company shall be effective upon delivery to Administrative Agent of each of the following documents: (i) an originally executed copy of an instrument of joinder signed by a duly authorized officer of each New Lender, in form and substance reasonably acceptable to Administrative Agent; (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to Administrative Agent, signed by a duly authorized officer of Company; (iii) an Officer’s Certificate of Company, in form and substance reasonably acceptable to Administrative Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed Term Notes issued by Company in accordance with subsection 2.1 E hereof; and (v) any other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent. Any such increase shall be in a principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume as increases to the principal amount of their Term Loan Commitments plus (B) the principal amount offered by New Lenders with respect to the Term Loan Commitments, in either case as adjusted by Company and Administrative Agent pursuant to this subsection 2.1A(iv). Upon effectiveness of any such increase, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the increase in the Term Loan Commitments. Notwithstanding anything to the contrary in subsection 10.6, Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increases pursuant to this subsection 2.1 A(iv).

B.        Borrowing Mechanics. Term Loans or Revolving Loans made as Base Rate Loans on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1 A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount. Term Loans or Revolving Loans made as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $200,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 1:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender and Administrative Agent at the Swing Line Funding and Payment Office a duly executed Notice of Borrowing no later than 1:00 P.M. (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing line Loans, Swing Line Lender and Administrative Agent), as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1 B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (or Swing Line Lender and Administrative Agent in the case of Swing Line Loans) on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender (including Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company.

Company shall notify Administrative Agent (or, in the case of Swing Line Loans, Swing Line Lender and Administrative Agent) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

C.        Disbursement of Funds. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any other Lender’s default in its obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of such other Lender’s default in its obligation to make a Loan requested hereunder.

Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan (other than Swing Line Lender, in the case of a Swing Line Loan). Each such Lender shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 1:00 P.M. (New York City time) on the applicable Funding Date, in same day funds in Dollars. Swing Line Lender, in the case of a Swing Line Loan, shall make the amount of its Loan available directly to Company as provided below. Except as provided in subsection 2.1 A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent or Swing Line Lender, as the case may be, shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or to be disbursed by Swing Line Lender, as applicable, to be credited to the account designated by Company in the applicable Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of the Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for the applicable Loan. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.        The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company upon reasonable prior notice) at its address referred to in subsection 10.7 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loans, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.         Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loans, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.

2.2      Interest on the Loans.

A.        Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2. 1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to

Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)        Term Loans. Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans shall bear interest through maturity as follows: (a) if a Base Rate Loan, then at the sum of the Base Rate plus 1.75%; or (b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus 2.75%.

(ii)       Revolving Loans. Subject to the proviso at the end of this clause (ii) and the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a)       if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv); or

(b)       if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1 (iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to	4.75:1.00	2.25%	1.25%
Greater than or equal to but less than	4.00:1.00 4.75:1.00	2.00%	1.00%
Less than	4.00:1.00	1.875%	0.875%

provided that, for the period from and including the Closing Date to and including the date on which Company delivers financial statements for Fiscal Year 2005 in accordance with subsection 6. l(iii), (a) the applicable margin for Eurodollar Rate Loans shall be 2.25%, and (b) the applicable margin for Base Rate Loans shall be 1.25%.

(iii)      Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin for Revolving Loans shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clause (ii)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until the Business Day next succeeding delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iv)      Swing line Loans. Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans.

B.        Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period or, if deposits in the interbank Eurodollar market are generally available for such period (as determined by Administrative Agent), a nine or twelve month period; provided that:

(i)        the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii)       in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)      if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)      any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)       no Interest Period with respect to any portion of the Term Loans shall extend beyond September 30, 2012, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)      no Interest Period with respect to any Term Loan shall extend beyond a date on which Company is required to make a scheduled payment of principal of such

Term Loan, unless the sum of (a) the aggregate principal amount of such Term Loan that is a Base Rate Loan plus (b) the aggregate principal amount of such Term Loan that is a Eurodollar Rate Loan with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Term Loan on such date;

(vii)     there shall be no more than ten Interest Periods outstanding at any time; and

(viii)    in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.        Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.        Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $1,000,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue the entire amount of such Loan remaining outstanding at such time, or to continue any portion of such Loan equal to $1,000,000 and multiples of $100,000 in excess of that amount, as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 1:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

E.         Default Rate. Upon the occurrence and during the continuation of any Event of Default resulting from the failure to pay when due, whether at stated maturity, by notice of prepayment, by acceleration or otherwise, any principal payments on the Loans, any interest payments thereon or any fees and other amounts due and payable hereunder, such unpaid principal amount of the Loans and, to the extent permitted by applicable law, such interest payments and fees and other amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand by Administrative Agent at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.         Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.        Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3      Fees.

A.        Facility Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, facility fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the Revolving Loan Commitment Amount multiplied by the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four

Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv):

Consolidated Leverage Ratio	Facility Fee Percentage
4.00:1.00 or greater	0.50%

less than 4.00:1.00	0.375%

such facility fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B.        Other Fees. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4      Repayments, Prepayments and Reductions of Commitments and Loans; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A.        Scheduled Payments of Term Loans. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment

December 31, 2005	$337,500
March 31, 2006	$337,500
June 30, 2006	$337,500
September 30, 2006	$337,500
December 31, 2006	$337,500

March 31, 2007	$337,500
June 30, 2007	$337,500
September 30, 2007	$337,500
December 31, 2007	$337,500

March 31, 2008	$337,500
June 30, 2008	$337,500
September 30, 2008	$337,500
December 31, 2008	$337,500

March 31, 2009	$337,500
June 30, 2009	$337,500
September 30, 2009	$337,500
December 31, 2009	$337,500

March 31, 2010	$337,500
June 30, 2010	$337,500
September 30, 2010	$337,500
December 31, 2010	$337,500

March 31, 2011	$337,500
June 30, 2011	$337,500
September 30, 2011	$337,500
December 31, 2011	$337,500

March 31, 2012	$337,500
June 30, 2012	$337,500
September 30, 2012	$125,887,500

Total	$135,000,000

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than September 30, 2012, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B.        Prepayments and Reductions in Revolving Loan Commitment Amount and Loans.

(i)        Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 1:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 1:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty but subject to subsection 2.6D, any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $ 100,000 in excess of that amount. All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Company may rescind a Notice of Prepayment under this subsection 2.4B(i) and/or 2.4B(ii) if such prepayment would have resulted from a refinancing of the Commitments and Loans outstanding hereunder, which refinancing shall not be consummated or shall otherwise be delayed. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)       Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount. The Notice of Prepayment shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Administrative Agent will promptly notify each Revolving Lender of such notice. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv). All written notices delivered pursuant to this subsection 2.4B(ii) shall be in the form of a Notice of Prepayment, all notices, whether written or telephonic, delivered pursuant to this subsection 2.4B(ii) shall be, subject to the proviso set forth in subsection 2.4B(i), irrevocable and Company shall be bound to the termination or reduction of the Revolving Loan Commitments referenced in such notice.

(iii)      Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances (including the giving of the Notice of Prepayment and Officer’s Certificate required by subsection 2.4B(iii)(f)), set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)       Prepayments From Net Asset Sale Proceeds. No later than the date which is ten (10) Business Days after the date of receipt by Company or any Subsidiary Guarantor of any Net Asset Sale Proceeds, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Holdings, Company or such Subsidiary intends to reinvest or cause to be reinvested in the business of Company or a Subsidiary Guarantor within 360 days of such date of receipt and (y) such other information with respect to such reinvestment as Administrative Agent may reasonably request. Company shall, no later than 360 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make a prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

(b)       Prepayments from Net Insurance/Condemnation Proceeds. No later than the date which is ten (10) Business Days after the date of receipt by Company or any Subsidiary Guarantor of any Net Insurance/Condemnation Proceeds, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds or (2), so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Insurance/Condemnation Proceeds that Holdings, Company or such Subsidiary intends to reinvest or cause to be reinvested in the business of Company or a Subsidiary Guarantor within 360 days of such date of receipt and (y) such other information with respect to such reinvestment as Administrative Agent may reasonably request. Company shall, no later than 360 days after receipt of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make a prepayment of the Loans in the full amount of all such Net Insurance/Condemnation Proceeds.

(c)       Prepayments Due to Issuance of Equity Securities. No later than the date which is five (5) Business Days after the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Holdings (but excluding (1) the Net Securities Proceeds of any issuance of Capital Stock of Holdings to the Equity Investors, other Permitted Holders or their Affiliates or to any other Person co-investing with the Equity Investors, Permitted Holders or Affiliates in such issuance, (2) Capital Stock, the proceeds of which are used to make any Investment permitted by subsection 7.3 or the proceeds of which are used in respect of any “Equity Clawback” under any Subordinated Indebtedness, or (3) issuances of Capital Stock of Company to Holdings), Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds; provided, however, that if the Consolidated Leverage Ratio is less than or equal to (1) 2.75:1.00 as of the last day of the most recently ended fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 25% of such Net Securities Proceeds, and (2) 1.75:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 0% of such Net Securities Proceeds.

(d)       Prepayments Due to Issuance of Indebtedness. No later than the date which is five (5) Business Days after the date of receipt of (1) the Net

Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its Domestic Subsidiaries after the Closing Date, other than Indebtedness not prohibited pursuant to subsection 7.1, or (2) the Net Securities Proceeds from the issuance of any Indebtedness of a Canadian Subsidiary pursuant to subsection 7.1(xvii), Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(e)       Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2006), Company shall, no later than the date which is five (5) Business Days after the financial statements have been delivered pursuant to subsection 6. l(iii), prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided, however, that if the Consolidated Leverage Ratio is less than or equal to (1) 2.75:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 25% of such Consolidated Excess Cash Flow, and (2) 1.75:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 0% of such Consolidated Excess Cash Flow; provided, further, that the amount payable under this subsection 2.4B(iii)(e) with respect to any Fiscal Year shall be reduced on a dollar-for-dollar basis by the amount of voluntary prepayments of the Term Loans and voluntary reductions of the Revolving Loan Commitments made during such Fiscal Year.

(f)        Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Company shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e). Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice. Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans. Concurrently with any prepayment of the Loans, Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(g)       Prepayments Due to Reductions of Revolving Loan Commitment Amount. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Security Agreement, such amount shall automatically be released to Company.

(iv)      Application of Prepayments and Reductions of Commitments and Loans.

(a)       Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable Notice of Prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) by application of such prepayment in direct chronological order to any unpaid installments of principal of the Term Loans.

(b)       Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof, and third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account). Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c)       Application of Mandatory Prepayments of Term Loans and the Scheduled Installments of Principal Thereof. Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied first, to reduce in direct chronological order any unpaid installments of principal of the Term Loans scheduled to be made within the first twelve months from the date of such prepayment and, second, to reduce the remaining scheduled installments of principal of the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(d)       Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D; provided, however, that Company may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in the Collateral Account and applied thereafter to prepay the Eurodollar Rate Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4B(iv), upon expiration of such Interest Periods.

C.        General Provisions Regarding Payments.

(i)        Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Notwithstanding the foregoing, payments of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4B(iv)(d) shall be deemed to have been paid by Company on the applicable date or dates such amounts are applied to prepay Eurodollar Rate Loans and Company hereby authorizes Administrative Agent to charge the Collateral Account in order to cause timely payment to be made to Administrative Agent of such Eurodollar Rate Loans.

(ii)       Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)      Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares; provided, that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.lA(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the facility fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Shane of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)      Payments and Performance on Business Days. Whenever any payment or performance to be made hereunder shall be stated to be due on a day that is not a Business Day, subject to the provisions of subsection 2.2B with respect to payments of interest on Eurodollar Rate Loans, such payment or performance shall be made on the next succeeding Business Day.

(v)       Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.        Application of Proceeds of Collateral and Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)        to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4,10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)       thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii)      thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5      Use of Proceeds.

A.        Term Loans. The proceeds of the Term Loans, together with the Closing Date Revolving Loans and the proceeds of the debt and equity capitalization of Company described in subsection 4.1L, shall be applied by Company to fund the Acquisition Financing Requirements.

B.        Revolving Loans; Swing Line Loans. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Company’s Domestic Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes and Investments permitted by subsection 7.3.

C.        Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6      Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.        Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.        Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.        Illegality of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.        Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or reemployment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E.         Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.         Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity equivalent to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G.        Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7      Increased Costs; Taxes: Capital Adequacy.

A.        Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)        subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)       imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii)      imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make; making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall reasonably determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than ninety (90) days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply to such retroactive period so long as such Lender requests compensation within ninety (90) days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B.        Taxes.

(i)        Payments to Be Free and Clear. Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii)       Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)       Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)       Company shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c)       unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d)       within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)      Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)      Tax Status of Lenders. Unless not legally entitled to do so:

(a)       any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b)       any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)       without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)        properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)        properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3)        in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

(4)        properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d)       without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

(1)        duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2)        duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e)       without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9;

(f)        without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence;

(g)       If Administrative Agent or a Lender has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this subsection 2.7, it shall pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid by Company under this subsection 2.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Company, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Administrative Agent or such Lender in the event

Administrative Agent or such Lender is required to repay such refund to such Government Authority. This subsection shall not be construed to require Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Company or any other Person; and

(h)       Notwithstanding any provision contained herein to the contrary, any indemnity with respect to Taxes or any liabilities with respect thereto, shall be governed solely and exclusively by this subsection 2.7.

C.        Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit (in each case other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate) to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 30 Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts. Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than ninety (90) days prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply to such retroactive period so long as such Lender requests compensation within ninety (90) days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8      Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A.        Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.        Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the

Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be materially disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9      Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Loan (a “Defaulted Loan”) in accordance with subsection 2.1 or to fund its participation in a Letter of Credit pursuant to subsection 3.3, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of such Loans pursuant to subsection 2.4B(i) shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no such Loans outstanding and the Revolving Loan Exposure or the Term Loan Exposure, as applicable, of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Loans pursuant to subsection 2.4B(iii) shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) the unfunded portion of such Defaulting Lender’s Revolving Loan Commitment shall be excluded for purposes of calculating the facility fee payable to Revolving Lenders pursuant to subsection 2.3A in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any facility fee pursuant to subsection 2.3A with respect to the unfunded portion of such Defaulting Lender’s Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans that are Revolving Loans of such Defaulting Lender.

For purposes of this Agreement, (I) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (A) the date on which all Revolving Loan

Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms hereof or any combination thereof), and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Loans and Commitments, and (C) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by Company of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9. The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies that Company may have against such Defaulting Lender with respect to any Funding Default and that Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default

2.10    Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Lender is a Defaulting Lender, a Lender becomes an Affected Lender, Company is required to pay any additional amounts under subsection 2.7 or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, either (i) requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or (ii) requires consent of Requisite Lenders, (any such Lender, a “Subject Lender”), so long as (1) Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (2) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (3), if applicable, the Subject Lender is unwilling or unable to withdraw the notice delivered to Company pursuant to subsection 2.8, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (A) Company has paid to the Lender giving such notice all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable) through such date of replacement, (B) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (C) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by

Administrative Agent of an executed Assignment Agreement (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such Subject Lender) and other supporting documents, have been fulfilled, and (D) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders) the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.10 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.     LETTERS OF CREDIT

3.1      Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.        Letters of Credit. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the tenth Business Day prior to the Revolving Loan Commitment Termination Date, that Administrative Agent or one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i)        any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii)       any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $7,000,000;

(iii)      any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, which in no event may extend beyond the period specified in the preceding clause (a), unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv)      any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)       any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is five Business Days prior to the Revolving Loan Commitment Termination Date and (2) the date which is one year from the date of issuance of such Commercial Letter of Credit; provided that the immediately preceding clause (2) shall not prevent any Issuing Lender from agreeing that a Commercial Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, which in no event may extend beyond the period specified in the preceding clause (1), unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Commercial Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(vi)      any Letter of Credit denominated in a currency that in the reasonable judgment of Administrative Agent or the applicable Issuing Lender is not readily and freely available.

B.        Mechanics of Issuance.

(i)        Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 P.M (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.7, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 1:00 P.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii)       Determination of Issuing Lender. Upon receipt of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit by Administrative Agent or another Revolving Lender acceptable to Company and Administrative Agent, Administrative Agent or the Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company (and Administrative Agent, if Administrative Agent is not the requested issuer) whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and Administrative Agent or such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. With respect to Standby Letters of Credit only, in the event that all other Revolving Lenders shall have declined to issue such Standby Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Standby Letter of Credit, Administrative Agent shall be obligated to issue such Standby Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Standby Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect.

(iii)      Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv)      Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Administrative Agent shall notify each Revolving Lender in writing on a quarterly basis of the contents thereof.

C.        Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2      Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)        with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable quarterly in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year, and on the Revolving Loan Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days elapsed; and

(ii)       with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination (such date to be determined at the discretion of Administrative Agent). Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount

3.3      Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.        Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof,

the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.        Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) or, at the option of such Issuing Lender, in the case of a Letter of Credit denominated in a currency other than Dollars, in such other currency and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed, to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment. Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C.        Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)        Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender’s respective participation therein based on such Revolving

Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, at the Funding and Payment Account, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent and Administrative Agent shall make available to such Issuing Lender in Dollars in same day funds, at the office of such Issuing Lender on such Business Day, the aggregate amount of the participation payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which such participation payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii)       Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D.        Interest on Amounts Paid Under Letters of Credit.

(i)        Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to, (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)       Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Revolving Lender that paid such drawing), out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to the immediately preceding clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

E.         Cash Collateralization. If Administrative Agent notifies Company at any time that, due to a fluctuation in the applicable Exchange Rate or otherwise, the Letter of Credit Usage at such time exceeds 105% of the sublimit for Letters of Credit specified in subsection 3.1A(ii), then, within two Business Days after receipt of such notice, Company shall deposit in the Collateral Account established pursuant to the Security Agreement an amount equal to the amount by which the Letter of Credit Usage exceeds such sublimit, which amount shall constitute Collateral and be subject to the provisions of the Security Agreement. At such time as the Letter of Credit Usage shall be equal to or less than such sublimit, if no Event of Default has occurred and is continuing, such amount shall be released to Company.

3.4      Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 33B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)        any lack of validity or enforceability of any Letter of Credit;

(ii)       the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)      any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)      payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)       any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi)      any breach of this Agreement or any other Loan Document by any party thereto;

(vii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)    the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5      Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or. proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.     CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1                 Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or substantially concurrent satisfaction of the following conditions:

A.        Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)        Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes of such jurisdiction of organization, each dated a recent date prior to the Closing Date;

(ii)       Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)      Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)      Executed originals of the Loan Documents to which such Person is a party; and

(v)       Such other documents as Administrative Agent may reasonably request.

B.        Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.        Financial Statements; Pro Forma Financial Statements. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Panolam Industries Holdings and its Subsidiaries for Fiscal Years 2002, 2003 and 2004, (ii) unaudited financial statements of Panolam Industries Holdings and its Subsidiaries for the six months ended June 30, 2005 and (iii) a pro forma balance sheet of Merger Sub and its Subsidiaries as at June 30, 2005 for the six month period then ended, prepared in accordance with GAAP (except as otherwise described therein) and reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements.

D.        Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more written opinions of Weil, Gotshal & Manges LLP, counsel for Loan Parties, in form reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

E.         Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

F.         Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other material Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the transactions contemplated by the Loan Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

G.        Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 4.1H, Administrative Agent shall have received evidence satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, in the reasonable opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

(i)        Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii)       Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search of all effective UCC financing statements and fixture filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii)      UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of duly completed UCC financing statements and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

(iv)      IP Filings. Delivery to Administrative Agent of releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

H.        Closing Date Mortgages; Closing Date Mortgage Policies; Etc. Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

(i)        Closing Date Mortgages. Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed on Schedule 4.1H annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”);

(ii)       Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form reasonably satisfactory to Administrative Agent;

(iii)      Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Schedule 4.1H annexed hereto, in amounts insuring fee simple title to each such Closing Date Mortgaged Property owned in fee vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

(iv)      Title Reports. With respect to each Closing Date Mortgaged Property listed in Schedule 4.1H annexed hereto, a title report issued by the Title Company with respect thereto, satisfactory in form and substance to Administrative Agent;

(v)       Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4. lH(iv); and

(vi)      Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

I.          Matters Relating to Existing Indebtedness. On the Closing Date, Panolam and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreements, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Panolam and its Subsidiaries thereunder, and (d) made arrangements reasonably satisfactory to Administrative Agent with respect to any letters of credit outstanding thereunder.

J.         Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company and its Subsidiaries, certified by a Financial Officer of Company, dated the Closing Date, substantially in the form of Exhibit X annexed hereto, certifying that, after giving effect to the consummation of the transactions contemplated by the Loan Documents and Related Agreements, Company and its Subsidiaries on a consolidated basis will be Solvent.

K.        Patriot Act Compliance. Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

L.        Process of Debt and Equity Capitalization of Panolam Holdings, Holdings and Company.

(i)        Equity Capitalization of Panolam Holdings. On or before the Closing Date, the Equity Investors shall have purchased all of the outstanding Panolam Holdings Common Stock.

(ii)       Debt and Equity Capitalization of Holdings and Company. On or before the Closing Date, (a) Panolam Holdings shall have contributed to Holdings, as common equity, all of the Cash consideration received by Panolam Holdings from the sale of Panolam Holdings Common Stock consisting of not less than $78,000,000, (b) Holdings shall have used the funds received pursuant to clause (a) of this subsection to pay the Acquisition Consideration, and (c) Company shall have issued and sold not less than $151,000,000 in aggregate principal amount of Senior Subordinated Notes having an interest rate not in excess of 10.75%.

M.       Related Agreements.

(i)        Form of Senior Subordinated Note Indenture. The Senior Subordinated Note indenture shall be reasonably satisfactory in form and substance to Administrative Agent.

(ii)       Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate to the effect that the Acquisition Agreement and all Related Agreements attached thereto are in full force and effect and are true and correct copies of the executed versions of such agreements.

N.        Consummation of Acquisition and Panolam Merger.

(i)        The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (without giving effect to any waiver, amendment or modification which is materially adverse to the Lenders without the prior written consent of Administrative Agent).

(ii)       The Panolam Merger shall have become effective in accordance with the terms of the Acquisition Agreement, Panolam Industries Holdings Merger Agreement, the Certificates of Merger and the laws of the State of Delaware.

O.        Consolidated Leverage Ratio. The Consolidated Leverage Ratio of Company and its Subsidiaries, calculated on a Pro Forma Basis as of the Closing Date, shall not exceed 5.50:1.00, and Administrative Agent and Lenders shall have received an Officer’s Certificate executed by a Financial Officer of Company setting forth such ratio and calculation thereof.

P.        No Material Adverse Effect. On and prior to the Closing Date, there shall have been (a) no material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or operating results of Panolam Industries Holdings and its Subsidiaries, taken as a whole or (b) no condition or event or series of events that has resulted in, or could reasonably be expected to result in, any losses, liabilities, obligations, damages, costs and expenses of any kind to such Person of $15,000,000 or more; provided, however, that any such effect shall not include an effect resulting from (i) a change in applicable laws, (ii) a change in economic, business or financial market conditions generally, so long as such conditions do not disproportionately affect Merger Sub and its Subsidiaries, (iii) the announcement or performance of the Acquisition Agreement or (iv) any act of war.

4.2      Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.        Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2. IB, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B.        As of that Funding Date:

(i)        The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case Such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

(ii)       No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

4.3      Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

A.        On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

B.        On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.     COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

5.1                 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.        Organization and Powers. Each of Holdings and Company is a corporation duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as specified in Schedule 5.1 annexed hereto. Each of Holdings and Company has all requisite power and authority to own, lease and operate its assets, to carry on its business, except, in each of the foregoing cases, where the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect, and to enter into the Loan Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

B.        Qualification and Good Standing. Each of Holdings and Company is qualified to do business and in good standing in every jurisdiction where ownership, lease or operation of its assets or conduct of its business and operations require such qualification, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

C.        Subsidiaries. As of the Closing Date, all of the Subsidiaries of Holdings, their jurisdictions of organization and the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings are identified in Schedule 5.1 annexed hereto. The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable. Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth therein, has all requisite power and authority to own, lease and operate its assets and to carry on its business, and is qualified to do business and in good standing in every jurisdiction where ownership, lease or operation of its assets or conduct of its business and operations require such qualification, in each case except where failure to be so qualified or in good standing or a lack of such power and authority could not reasonably be expected to result in a Material Adverse Effect.

5.2      Authorization of Borrowing, etc.

A.        Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.        No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens permitted by subsection 7.2), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.        Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except (i) Governmental Authorizations that have been obtained, (ii) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of Administrative Agent on behalf of Lenders and (iii) Governmental Authorizations the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

D.        Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3      Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements for the periods ended December 31, 2002, December 31, 2003, December 31, 2004 and June 30, 2005. All such statements other than pro forma financial statements were prepared in conformity with GAAP (except as otherwise expressly noted therein) and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

5.4      No Material Adverse Change.

Since December 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5      Title to Properties; Liens; Real Property; Intellectual Property.

A.        Title to Properties; Liens. Company and its Subsidiaries have (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets necessary in the ordinary conduct of its business, and all such properties and assets are free and clear of Liens, except for (a) Liens permitted by this Agreement, (b) minor defects on title that do not materially interfere with Company’s or its Subsidiaries’ ability to conduct its business or to utilize such assets for their intended purposes and (c) where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

B.        Real Property. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

C.        Intellectual Property. As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property necessary for the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All material federal, state and foreign registrations of and applications for Intellectual Property that are owned or licensed by Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.

5.6      Litigation; Adverse Facts.

Except as disclosed on Schedule 5.6, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened in writing against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, except for such violations or defaults (a) that are being contested in good faith by appropriate proceedings or (b) that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7      Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except those (i) which are not overdue by more than thirty (30) days, (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (iii) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

5.8      Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940.

5.9      Securities Activities.

A.        Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.        Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.10    Employee Benefit Plans.

A.        Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B.        No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

C.        As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could not reasonably be expected to have a Material Adverse Effect.

D.        As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to have a Material Adverse Effect

E.         As of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, except to the extent the failure to make such contributions could not reasonably be expected to have a Material Adverse Effect.

5.11    Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement.

5.12    Environmental Protection.

Except as set forth in Schedule 5.12 annexed hereto:

(i)        neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)       there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that, as of the date of this Agreement, could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(iii)      Company and its Subsidiaries are in compliance with all Environmental Laws, except for such non-compliance as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.13    Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.14    Solvency.

On the Closing Date and on each Funding Date, after giving effect to the Acquisition, the Loan Parties, on a consolidated basis, are Solvent.

5.15    Matters Relating to Collateral.

A.        Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by the Collateral Documents, (b) authorizations, approvals, actions, notices or filings which have been obtained, (c) authorizations, approvals, actions, notices or filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (d) as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

B.        Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.16    Disclosure.

To the knowledge of Company, no representation or warranty of Holdings or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document, or in any other document, certificate or written statement furnished to Lenders by Merger Sub or its agents or representatives or, after the Closing Date, on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections, pro forma financial information and other forward-looking information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. No representation is made with respect to information of a general economic or general industry nature.

Section 6.     AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration or the provision for cash collateral or other support in a manner reasonably satisfactory to the Issuing Lender of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1      Financial Statements and Other Reports.

Company will deliver to Administrative Agent and Lenders:

(i)        Events of Default, etc.: promptly upon any Officer of Holdings or Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or (b) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)       Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

(iii)      Year-End Financials: as soon as available and in any event within 120 days after the end of Fiscal Year 2005 and within 90 days after the end of each other Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (b) in the case of such consolidated financial statements, a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall not be subject to any “going concern” or like qualification or exception, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)      Compliance Certificates: not later than five (5) days after delivery of financial statements pursuant to clauses (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsection 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(v)       Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to clauses (ii) or (iii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then not later than five (5) days after the first delivery of financial statements pursuant to clauses (ii) or (iii) of this subsection 6.1 following such change, pursuant to subsection 1.2, a written statement of a Financial Officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)      Accountants’ Certification: not later than five (5) days after each delivery of consolidated financial statements pursuant to clause (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to subsection 7.6 and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default under subsection 7.6 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

(vii)     SEC Filings and Press Releases: promptly upon their becoming available, copies of all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority;

(viii)    Litigation or Other Proceedings: promptly upon any Officer of Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (b) any material development in any such Proceeding that, in any such case has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect, written notice thereof together with such other information as may be reasonably requested by Lenders and their counsel to evaluate such matters;

(ix)       ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(x)        Financial Plans: as soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, and (b) such other information and projections as Administrative Agent may reasonably request;

(xi)       Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all notices of events of default from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder;

(xii)      Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; and

(xiii)     Patriot Act: with reasonable promptness, information to confirm compliance with the Patriot Act.

6.2      Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in its jurisdiction of organization or formation and all rights and franchises necessary or desirable to its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3      Payment of Taxes and Claims; Tax.

A.        Holdings will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided that no such tax, assessment, charge or claim need be paid if (i) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings operate to stay the sale of any portion of the Collateral to satisfy such charge or claim, or (ii) the failure to make payment thereof could not reasonably be expected to have a Material Adverse Effect.

6.4      Maintenance of Properties; Insurance.

A.        Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in accordance with prudent industry practice.

B.        Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by organizations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self- insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for organizations similarly situated in the industry. Not later than 30 days after the Closing Date (or such later date as Administrative Agent may agree) Company shall deliver evidence that each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to Administrative Agent of any material reduction or cancellation of such policy; provided that such insurance may be cancelable for non- payment upon no less than 10 days’ prior written notice.

6.5      Inspection Rights.

Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent and any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior written notice to Company and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default, provided that, excluding any such visits and inspections during the continuation of an Event of Default, only Administrative Agent on behalf of the Lenders may exercise rights under this subsection 6.5 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at Company’s expense.

6.6      Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7      Environmental Matters.

A.        Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i)        Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)       Notice of Certain Releases, Remedial Actions, Etc. Promptly, upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect.

(iii)      Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written non-privileged communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Government Authority, and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to result in a Material Adverse Effect.

(iv)      Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.        Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)        Remedial Actions Relating to Hazardous Materials Activities. Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is a violation of any Environmental Laws or that presents a risk of giving rise to an Environmental Claim which violation or risk, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii)       Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

C.        Environmental Review and Investigation. Company agrees that Administrative Agent may, from time to time and in its reasonable discretion, retain, at Company’s expense, an independent professional consultant to review any non-privileged environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company in the event (a) Administrative Agent reasonably believes that Company has breached any representation, warranty or covenant contained in subsection 5.6, 5.12, 6.6 or 6.7 as a result of a violation of Environmental Laws at any Facility then owned, leased or operated by Company or its Subsidiaries, or by Company or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, and conduct its own investigation of any Facility then owned, leased or operated by Company or its Subsidiaries. For purposes of conducting such a review and/or investigation, Company hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any such Facilities and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith, subject to any restrictions in applicable leases. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility and shall be conducted by a qualified environmental professional possessing reasonable levels of insurance. Company and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7C will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders, internal credit decisions, to monitor compliance with and to protect Lenders’ security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company’s use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

6.8                 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A.        Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause any such Subsidiary that is required to become a guarantor hereunder to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1G) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank). Anything contained herein to the contrary notwithstanding, the Collateral shall exclude those assets as to which Administrative Agent shall reasonably determine that the costs of obtaining a security interest are unreasonably excessive in relation to the benefit to the Lenders of the security afforded thereby.

B.        Foreign Subsidiaries. Notwithstanding anything to the contrary in any Loan Document, (i) no Foreign Subsidiary shall be required to guaranty the Obligations, (ii) no more than 65% of the voting stock of any first-tier Foreign Subsidiary (and such stock shall not represent more than 65% of the total combined voting power of all classes of stock of such Subsidiary entitled to vote) shall be pledged to as security for the Obligations, (iii) no Foreign Subsidiary shall be required to pledge as security for the Obligations the stock of any other Foreign Subsidiary, and (iv) no assets of any Foreign Subsidiary shall be pledged as security for the Obligations.

C.        Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall within thirty (30) days after the reasonable request therefor by Administrative Agent deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if requested by Administrative Agent, an opinion of counsel to such Subsidiary as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

6.9      Matters Relating to Additional Real Property Collateral.

From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or any Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Leasehold Property, excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lien holder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lien holder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisals, documents, title insurance, and environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may be reasonably required by Administrative Agent.

6.10    Interest Rate Protection.

On or before the date that is 90 days after the Closing Date, Company shall enter into one or more Interest Rate Agreements with respect to the Term Loans to the extent necessary to cause the portion of the principal amount of the sum of the Senior Subordinated Notes and the Term Loans which is subject to floating interest rate risk to equal 50% or less. Each such Interest Rate Agreement shall be for a term of at least three years and in form and substance reasonably satisfactory to Administrative Agent. Company shall maintain in effect each such Interest Rate Agreement during its term.

6.11    Ratings.

Holdings shall use commercially reasonable efforts to maintain ratings of the Loans by Moody’s and S&P.

6.12    Post Closing Matters.

To the extent not delivered on or prior to the Closing Date, Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to deliver within 90 days after the Closing Date, for each Closing Date Mortgaged Property consisting of a Leasehold Property, evidence that such Leasehold Property is a Recorded Leasehold Interest.

6.13    Further Assurances.

Company and Holdings agree that from time to time, at Administrative Agent’s reasonable request, Company and Holdings shall, and shall cause their Subsidiaries to, at their expense, promptly execute and deliver, or cause to be executed and delivered, all further agreements, documents and instruments, and do or cause to be done all further acts as may be necessary or desirable, in order to effectuate the Liens and security interests purported to be granted pursuant to this Agreement and the other Loan Documents.

Section 7.     NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of, or the provision for cash collateral or other support in a manner reasonably satisfactory to the Issuing Lender in respect of, all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to, perform all covenants in this Section 7.

7.1      Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)        the Obligations;

(ii)       Contingent Obligations permitted by subsection 7.4;

(iii)      Indebtedness in respect of Capital Leases and purchase money obligations within the limitations of subsection 7.2A(xii) aggregating not in excess of $15,000,000 at any time outstanding;

(iv)      Indebtedness of Company or any Subsidiary owing to Company or any Subsidiary in respect of an Investment permitted by subsection 7.3(ii); provided that if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

(v)       Indebtedness described in Schedule 7.1 annexed hereto and any Permitted Refinancing thereof;

(vi)      Indebtedness evidenced by the Senior Subordinated Notes in an aggregate principal amount not to exceed $151,000,000 and any Permitted Refinancing thereof; provided that the terms of any such Permitted Refinancing shall be reasonably satisfactory to Administrative Agent;

(vii)     Indebtedness assumed in connection with a Permitted Acquisition and of a Person that becomes a direct or indirect Subsidiary of Company as a result of a Permitted Acquisition; provided that such Indebtedness is not created in anticipation of such acquisition, and any Permitted Refinancing thereof;

(viii)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $5,000,000;

(ix)       Indebtedness (other than for borrowed money or with respect to Capital Leases or purchase money obligations) subject to Liens permitted under subsection 7.2;

(x)        Indebtedness representing deferred compensation to employees of Company or any of its Subsidiaries incurred in the ordinary course of business or in connection with the Acquisition or any Permitted Acquisitions;

(xi)       Indebtedness consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings or any of its direct or indirect parent companies;

(xii)      Cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(xiii)     Indebtedness consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such Indebtedness does not materially exceed the amount of the premium for such insurance;

(xiv)    Subordinated Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, so long as both immediately prior and after giving effect thereto (1) no Event of Default shall exist or result therefrom, (2) Company shall be in Pro Forma Compliance with the covenants set forth in subsection 7.6 after giving effect to the issuance of such Indebtedness; provided that the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be lower by at least 0.25:1.00 than the Consolidated Leverage Ratio then required pursuant to subsection 7.6B, and (3) such Indebtedness does not amortize and matures no earlier than 180 days after the later of the Revolving Loan Commitment Termination Date and the final maturity date of any Term Loans;

(xv)     Subordinated Indebtedness in an aggregate amount not to exceed $100,000,000, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, provided that the Net Securities Proceeds of such Indebtedness are utilized within 120 days of the incurrence thereof to finance a Permitted Acquisition; provided that (1) the terms thereof are reasonably satisfactory to the Administrative Agent, (2) no Event of Default shall exist or result therefrom, (3) Company shall be in Pro Forma Compliance with the covenants set forth in subsection 7.6A after giving effect to the issuance of such Indebtedness, and any Permitted Refinancing thereof, and (4) such Indebtedness matures no earlier than 180 days after the later of the Revolving Loan Commitment Termination Date and the final maturity date of any Term Loans;

(xvi)    Subordinated Indebtedness, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, provided that the Net Securities Proceeds of such Indebtedness are utilized to make a voluntary prepayment of Term Loans; provided, (1) the terms thereof are reasonably satisfactory to the Administrative Agent, (2) no Event of Default shall exist or result therefrom, and (3) such Indebtedness matures no earlier than 180 days after the later of the Revolving Loan Commitment Termination Date and the final maturity date of any Term Loans;

(xvii)   Indebtedness of Canadian Subsidiaries in an aggregate principal amount not to exceed $15,000,000 (or the Canadian dollar equivalent thereof) at any time outstanding, which Indebtedness may be secured only by the assets of such Canadian Subsidiaries; provided that (i) no Event of Default shall have occurred or be continuing or shall result therefrom, (ii) such Indebtedness shall not be guaranteed by Company or any Subsidiary Guarantor, (iii) Company shall make a mandatory prepayment of the Term Loans pursuant to subsection 2.4B(iii)(d) in an amount equal to the Net Securities Proceeds of such Indebtedness, and (iv) such Indebtedness shall not reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries;

(xviii)  Indebtedness pursuant to the Pioneer Plastics Maine Guaranty;

(xix)     Other Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding; and

(xx)      all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvii).

7.2      Liens and Related Matters.

A.        Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind, whether now owned or hereafter acquired, except:

(i)        Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)       statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and other Liens arising as a matter of law (including rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law), in each case incurred in the ordinary course of business (a) for amounts not overdue by more than 30 days or if more than 30 days overdue that are being contested in good faith by appropriate proceedings, so long as (1) such adequate reserves with respect thereto are maintained in accordance with GAAP, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien or (b) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(iii)      pledges or deposits made in the ordinary course of business in connection with (a) workers’ compensation, unemployment insurance and other types of social security, (b) to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), (c) securing insurance premiums or reimbursement obligations under insurance policies, (d) surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantee and other obligations of a similar nature, and (e) obligations in respect of Letters of Credit or bank guarantees that have been posted to support payment of the items in clauses (a), (b), (c) and (d) of this subsection 7.2A(iii);

(iv)      any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)       (a) licenses, sublicenses, leases or subleases granted to other Persons not interfering in any material respect with the ordinary conduct of the business of Company or any of its material Subsidiaries or (b) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Company or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(vi)      easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not interfere in any material adverse respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vii)     any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)    Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)        any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)       Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xii)      Liens on any asset existing at the time of acquisition of such asset, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred at the time of or within 270 days after the acquisition, construction or improvement of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or cost thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds and products thereof, and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition; provided further that individual financings provided by one Person may be cross-collateralized to other financings provided by such Person or its Affiliate, and any modifications, replacements, renewals or extensions thereof; provided that (a) the Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof, and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, and (b) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by subsection 7. 1 or subsection 7.4;

(xiii)     Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation of such acquisition and any modifications, replacements, renewals or extensions thereof; provided that (a) the Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof, and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, and (b) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by subsection 7.1 or subsection 7.4;

(xiv)    Liens described in Schedule 7.2 annexed hereto and any modifications, replacements, renewals or extension thereof; provided that (a) the Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof, and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, and (b) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by subsection 7.1 or subsection 7.4;

(xv)     Liens (a)(1) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to subsection 7.3 to be applied against the purchase price for such Investment and (2) consisting of an agreement to dispose of any property in a disposition of assets permitted under subsection 7.7, in each case under this clause (a), solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (b) on earnest money deposits of Cash or Cash Equivalents made by Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xvi)    Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under subsection 7.1;

(xvii)   Liens in favor of Company or any of its Domestic Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted under subsection 7. l(iv);

(xviii)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Company or any of the Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(xix)     Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than as described in clause (v) of the definition thereof), (b) relating to pooled deposit or sweep accounts of Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Company and its Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Company or any Subsidiary in the ordinary course of business;

(xx)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

(xxi)     Liens pursuant to the Loan Documents; and

(xxii)    Other Liens securing Indebtedness in an aggregate amount not to exceed $2,500,000 at any time outstanding.

Notwithstanding the foregoing, Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any tri-patty agreement which grants “control” as contemplated by the UCC except with respect to restricted accounts established for the purposes of granting Liens otherwise permitted hereby.

B.        No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure Indebtedness under this Agreement, other than (i) the Senior Subordinated Note Indenture or any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A, as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold, (iv) (a) any agreements which exist on the date hereof and (to the extent not otherwise permitted by this subsection 7.2B are listed on Schedule 7.2 hereto) and (b) to the extent agreements permitted by clause (a) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal or extension thereof so long as such modification, replacement, renewal or extension does not expand the scope of the restrictions; (v) any agreement binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Company; (vi) any agreement representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by subsection 7.1; (vii) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such Joint Venture; (viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under subsection 7.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or that expressly permits Liens for the benefit of Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; (ix) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; (x) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; or (xi) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

C.        No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Domestic Subsidiary of Company, (iii) make loans or advances to Company or any other Domestic Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Domestic Subsidiary of Company, except (a) as provided in this Agreement, .(b) as may be provided in an agreement with respect to a sale of such assets or such Subsidiary, (c) as provided in any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A, as to the assets securing such Indebtedness, and (d) as provided in (1) (a) any agreements which exist on the date hereof and (to the extent not otherwise permitted by this subsection 7.2C are listed on Schedule 7.2 hereto) and (b) to the extent agreements permitted by clause (a) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal or extension thereof so long as such modification, replacement, renewal or extension does not expand the scope of the restrictions; (2) any agreement binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Company; (3) any agreement representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by subsection 7.1; (4) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such Joint Venture; (5) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under subsection 7.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or that expressly permits Liens for the benefit of Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; (6) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; (7) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; or (8) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

7.3      Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(i)        Investments in Cash and Cash Equivalents;

(ii)       Investments (a) by any Loan Party in any other Loan Party, (b) by any Subsidiary that is not a Loan Party in any Loan Party or in any other Subsidiary that is also not a Loan Party or (c) by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed $7,500,000 at any time outstanding;

(iii)      loans or advances to officers, directors, members of management, and employees of Holdings, Company or any of its Subsidiaries (a) for relocation and analogous ordinary business purposes, or (b) in connection with such Person’s purchase of Capital Stock of Holdings or its direct or indirect parent (or after the occurrence of a Qualifying IPO, of the Qualifying IPO Issuer) in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(iv)      Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from account debtors and other credits to suppliers in the ordinary course of business;

(v)       Investments consisting of Indebtedness, Liens, Contingent Obligations, Restricted Junior Payments, fundamental changes and dispositions of assets permitted by subsections 7.1, 7.2, 7.4, 7.5 and 7.7, respectively;

(vi)      Investments in Hedge Agreements required under subsection 6.10 or otherwise entered into in the ordinary course of business for the purpose of hedging against any Loan Party’s risk related to fluctuations in interest rates, currency values or commodity prices and not for speculative purposes;

(vii)     Investments in the ordinary course of business consisting of (a) endorsements for collection or deposit or (b) customary trade arrangements with customers;

(viii)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Junior Payments in respect thereof), Restricted Junior Payments permitted to be made to Holdings in accordance with subsection 7.5;

(ix)       advances of payroll payments to employees in the ordinary course of business;

(x)        Investments to the extent the consideration paid therefor consists solely of Capital Stock of Holdings;

(xi)       Investments consisting of promissory notes issued to any Loan Party by future, present or former officers, directors and employees, members of management, or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings or its direct or indirect parent (or, after the occurrence of a

Qualifying IPO, of the Qualifying IPO Issuer), to the extent the applicable Restricted Junior Payment is permitted by subsection 7.5;

(xii)      consummation of the Acquisition in accordance with the terms and conditions of the Acquisition Agreement and the Panolam Industries Holdings Merger Agreement;

(xiii)     Consolidated Capital Expenditures permitted by subsection 7.8;

(xiv)    Investments owned on the Closing Date and described in Schedule 7.3 annexed hereto and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this subsection 7.3;

(xv)     acquisition of assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) having a fair market value not in excess of $125,000,000 in the aggregate; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall, and shall cause its Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to such acquisition if it results in a Person becoming a Subsidiary, (c) Company shall have demonstrated that, after giving effect to such acquisition and any Indebtedness to be incurred in connection therewith, (1) it shall be in Pro Forma Compliance with the financial covenants set forth in subsection 7.6 and (2) its Consolidated Leverage Ratio will not be in excess of 5.75:1.00, (d) after giving effect to such acquisition, Company shall be in compliance with the terms of subsection 7.11, and (e) as a result of such acquisition, Company shall not assume or become liable for Contingent Obligations that could reasonably be expected to have a Material Adverse Effect;

(xvi)    Company and its Domestic Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000;

(xvii)   receipt and possession of promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7; and

(xviii)  acquisition of Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim.

7.4      Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)        Contingent Obligations under Hedge Agreements required under subsection 6.10 or otherwise entered into in the ordinary course of business for the purpose of hedging against any Loan Party’s risk related to fluctuations in interest rates, currency values or commodity prices and not for speculative purposes;

(ii)       Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets and Permitted Acquisitions;

(iii)      Contingent Obligations under guarantees in the ordinary course of business;

(iv)      Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

(v)       Contingent Obligations described in Schedule 7.4 annexed hereto and any Permitted Refinancing thereof;

(vi)      Contingent Obligations arising under the subordinated guaranties of the Senior Subordinated Notes and Subordinated Indebtedness permitted under subsection 7.1;

(vii)     Contingent Obligations consisting of take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(viii)    obligations in respect of performance, stay, customs, appeal and surety bonds and performance and completion guarantees provided by Company or its Subsidiaries;

(ix)       Contingent Obligations constituting reimbursement obligations with respect to letters of credit issued in the ordinary course in respect of workers’ compensation, unemployment insurance and other types of social security, to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations, securing insurance premiums or reimbursement obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a similar nature; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(x)        Contingent Obligations constituting Indebtedness permitted by subsection 7.1;

(xi)       Guarantees by Company or its Subsidiaries of leases or of other obligations of Loan Parties that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(xii)      Company and its Domestic Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such

Contingent Obligations, when added to the aggregate principal amount of Indebtedness permitted under subsection 7.1(xix), shall at no time exceed $7,500,000.

7.5      Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

(i)        Company may make scheduled payments of principal in respect of the Senior Subordinated Notes in accordance with the terms of, but only to the extent required by, and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture;

(ii)       Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(iii)      Company may refinance any Subordinated Indebtedness with Net Securities Proceeds (a) to the extent not required to prepay any Loans pursuant to subsection 2.4B(iii)(c) and (b) any Permitted Refinancing thereof incurred in accordance with subsection 7.1;

(iv)      Company may convert any Subordinated Indebtedness to Capital Stock;

(v)       Company may make Restricted Junior Payments to Holdings (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay overhead and general administrative costs and expenses (including, without limitation, customary salary, bonus and other benefits payable to directors, officers and employees of Holdings), (b) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to repurchase (or to make a Restricted Junior Payment to Holdings’ direct or indirect parent to repurchase) shares of Capital Stock (or options or warrants to acquire Capital Stock) from any future, present or former director, officer, member of management, employee or consultant of Holdings or any of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing); provided that the aggregate unused amounts in any Fiscal Year may be carried over to the next succeeding Fiscal Year so long as the total aggregate amount permitted in any Fiscal Year, after giving effect to such carryover, does not exceed $4,000,000; (c) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose (or to make a Restricted Junior Payment to its direct or indirect parent to enable it to make such payment so long as the amount is applied for such purpose), (d) to the extent permitted pursuant to clauses (ii), (iii), (iv) or (x) of subsection 7.9, (e) the proceeds of which shall be used by Holdings to pay customary indemnification claims made by directors, officers, members of management, employees or consultants of Holdings attributable to the ownership or operations of Company and its Subsidiaries; (f) the proceeds of which shall be used by Holdings to pay franchise or similar taxes and other similar fees, taxes and expenses required to maintain Holdings’ corporate existence (or to make a Restricted Junior Payment to its direct or indirect parent to enable it to make such payment so long as the amount is applied for such purpose); (g) to finance any Investment permitted to be made pursuant to subsection 7.3; provided that (A) such Restricted Junior Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to Company or one of its Subsidiaries or (2) the merger (to the extent permitted in subsection 7.7) of the Person formed or acquired into Company or one or more of its Subsidiaries in order to consummate such Investment; (h) the proceeds of which shall be used by Holdings to pay fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement; and (i) the proceeds of which shall be used to (or to make Restricted Junior Payments to Holdings’ direct or indirect parent to enable it to) make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings (or such parent) or its Subsidiaries;

(vi)      each Subsidiary may make Restricted Junior Payments to Company and to any other Subsidiary (and, in the case of a Restricted Junior Payment by a non-wholly owned Subsidiary, to (a) Company or another Subsidiary and (b) each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(vii)     to the extent constituting Restricted Junior Payments, Company and its Subsidiaries may enter into transactions expressly permitted by subsection 7.7 or 7.9;

(viii)    Company or its Subsidiaries may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(ix)       from and after a Qualifying IPO of Company, Company may make the Restricted Junior Payments permitted to be made by Holdings under this subsection 7.5;

(x)        Company and its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person; and

(xi)       Company may make Restricted Junior Payments in an aggregate amount not exceeding at any time the portion of the aggregate Consolidated Excess Cash Flow for all Fiscal Years after Fiscal Year 2005 that is not required to prepay any Loans pursuant to subsection 2.4B(iii)(e); provided that Company shall have demonstrated that, after giving effect to such Restricted Junior Payment and any Indebtedness to be incurred in connection therewith, its Consolidated Leverage Ratio as of the most recently ended Fiscal Quarter would not be in excess of 3.75:1.00.

7.6      Financial Covenants.

A.        Minimum Interest Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending as of the last day of any Fiscal Quarter set forth below, to be less than the correlative ratio indicated:

Period	Minimum Interest Coverage Ratio
4th Fiscal Quarter of Fiscal Year 2005	1.70:1.00

1st Fiscal Quarter of Fiscal Year 2006	1.75:1.00
2nd Fiscal Quarter of Fiscal Year 2006	1.75:1.00
3rd Fiscal Quarter of Fiscal Year 2006	1.75:1.00
4th Fiscal Quarter of Fiscal Year 2006	1.75:1.00

1st Fiscal Quarter of Fiscal Year 2007	1.90:1.00
2nd Fiscal Quarter of Fiscal Year 2007	1.90:1.00
3rd Fiscal Quarter of Fiscal Year 2007	1.90:1.00
4th Fiscal Quarter of Fiscal Year 2007	1.90:1.00

1st Fiscal Quarter of Fiscal Year 2008	2.00:1.00
2nd Fiscal Quarter of Fiscal Year 2008	2.00:1.00
3rd Fiscal Quarter of Fiscal Year 2008	2.00:1.00
4th Fiscal Quarter of Fiscal Year 2008	2.00:1.00

1st Fiscal Quarter of Fiscal Year 2009	2.25:1.00
2nd Fiscal Quarter of Fiscal Year 2009	2.25:1.00
3rd Fiscal Quarter of Fiscal Year 2009	2.25:1.00
4th Fiscal Quarter of Fiscal Year 2009	2.25:1.00

1st Fiscal Quarter of Fiscal Year 2010 and each Fiscal Quarter thereafter	2.50:1.00

B.        Maximum Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio indicated:

Period	Maximum Leverage Ratio
4th Fiscal Quarter of Fiscal Year 2005	6.00:1.00

1st Fiscal Quarter of Fiscal Year 2006	6.00:1.00
2nd Fiscal Quarter of Fiscal Year 2006	6.00:1.00
3rd Fiscal Quarter of Fiscal Year 2006	6.00:1.00
4th Fiscal Quarter of Fiscal Year 2006	6.00:1.00

1st Fiscal Quarter of Fiscal Year 2007	5.50:1.00
2nd Fiscal Quarter of Fiscal Year 2007	5.50:1.00
3rd Fiscal Quarter of Fiscal Year 2007	5.50:1.00
4th Fiscal Quarter of Fiscal Year 2007	5.50:1.00

1st Fiscal Quarter of Fiscal Year 2008	5.00:1.00
2nd Fiscal Quarter of Fiscal Year 2008	5.00:1.00
3rd Fiscal Quarter of Fiscal Year 2008	5.00:1.00
4th Fiscal Quarter of Fiscal Year 2008	5.00:1.00

1st Fiscal Quarter of Fiscal Year 2009	4.50:1.00
2nd Fiscal Quarter of Fiscal Year 2009	4.50:1.00
3rd Fiscal Quarter of Fiscal Year 2009	4.50:1.00
4th Fiscal Quarter of Fiscal Year 2009	4.50:1.00

1st Fiscal Quarter of Fiscal Year 2010 and each Fiscal Quarter thereafter	4.00:1.00

7.7      Restriction on Fundamental Changes; Asset Sales.

A.        Fundamental Changes. Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

(i)        any Subsidiary may merge or consolidate with or liquidate into (a) Company (including a merger, the purpose of which is to reorganize Company into a new jurisdiction); provided that Company shall be the continuing or surviving Person, or the continuing or surviving Person shall expressly assume the obligations of the Company under the Loan Documents in a manner reasonably acceptable to Administrative Agent, or (b) any one or more other Subsidiaries; provided that when any such Subsidiary that is a Loan Party is merging with another Subsidiary, (1) a Loan Party shall be the continuing or surviving Person or (2) to the extent constituting an Investment, such Investment must be an Investment permitted by subsection 7.3;

(ii)       so long as no Event of Default exists or would result therefrom, Company or any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to subsection 7.3; provided that (a) if the continuing or surviving Person is a Subsidiary, such Subsidiary shall have complied with the requirements of subsections 6.8 and 6.9, (b) to the extent constituting an Investment, such Investment must be permitted under subsection 7.3 and (c) if Company is a party thereto, Company shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Company under the Loan Documents in a manner reasonably acceptable to Administrative Agent;

(iii)      any Subsidiary of Company may consummate a merger, dissolution, liquidation, consolidation or winding up, the purpose of which is to effect an Asset Sale permitted pursuant to subsection 7.7B; and

(iv)      Company may merge with one of its Subsidiaries for the purpose of effecting an Investment permitted pursuant to subsection 7.3; provided that Company shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Company under the Loan Documents in a manner reasonably acceptable to Administrative Agent.

B.        Asset Sales. Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale, except:

(i)        sales of inventory in the ordinary course of business;

(ii)       sales or other dispositions of Cash Equivalents;

(iii)      sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection;

(iv)      sales of assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,000,000 or less; provided that the consideration received for such assets is in an amount at least equal to the fair market value thereof;

(v)       dispositions of obsolete, worn out or surplus property or property no longer useful in the business of Company and its Subsidiaries in the ordinary course of business;

(vi)      Asset Sales having a fair market value not in excess of $5,000,000 in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) at least 80% of the consideration received shall be Cash or Cash Equivalents; (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

(vii)     in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(viii)    Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law.

(ix)       the Acquisition may occur in accordance with the terms and conditions of the Acquisition Agreement and the Panolam Industries Holdings Merger Agreement;

(x)        any Foreign Subsidiary may from time to time sell U.S. Dollar-denominated accounts receivable to Company or a Domestic Subsidiary so long as (1) such accounts receivable are, in the good faith judgment of the management of Company, collectable in accordance with their terms and sold for a purchase price not exceeding the face amount thereof (without giving effect to any write down or write off thereof) and (2) the aggregate uncollected face amount of such accounts receivable purchased by Company or a Subsidiary Guarantor does not exceed $6,000,000 at any time outstanding;

(xi)       Assets Sales of tangible property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Assets Sale are promptly applied to the purchase price of such replacement property;

(xii)      Asset Sales by Company or any Subsidiary to Company or any Subsidiary (including any Asset Sale effected pursuant to a merger, consolidation, liquidation or dissolution); provided that if the transferor of such property is a Loan Party (a) the transferee thereof must either be a Loan Party or (b) to the extent such transaction constitutes an Investment, such transaction is permitted under subsection 7.3;

(xiii)     Asset Sales by Company or its Subsidiaries of property pursuant to sale-leaseback transactions; provided that (a) the fair market value of all property so disposed of shall not exceed $5,000,000 from and after the Closing Date and (b) the purchase price for such property shall be paid to Company or its Subsidiaries for not less than 75% cash consideration;

(xiv)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries;

(xv)     transfers of property subject to any casualty or condemnation or eminent domain (or deed in lieu thereof) upon receipt of the Net Insurance/Condemnation Proceeds of such event;

(xvi)    Asset Sales in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Company, are not material to the conduct of the business of Company and its Subsidiaries;

(xvii)   Asset Sales of Investments in Joint Ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(xviii)  Asset Sales by any Subsidiary of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Company or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee must either be Company or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be an Investment permitted by subsection 7.3;

(xix)     voluntary terminations of Hedge Agreements; and

(xx)      Asset Sales to the extent constituting an Investment permitted by subsection 7.3, a fundamental change permitted by subsection 7.7A (so long as any Asset Sale pursuant to a liquidation permitted pursuant to subsection 7.7A shall be done on a pro rata basis among the equity holders of the applicable Subsidiary), a Restricted Junior Payment permitted by subsection 7.5 or a Lien permitted by subsection 7.2.

7.8                 Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Maximum Consolidated Capital Expenditures

2005	$6,000,000
2006	$15,000,000
2007	$9,000,000
2008 and each Fiscal Year thereafter	$8,000,000

; provided that (i) after any Permitted Acquisition, the Maximum Consolidated Capital Expenditures Amount otherwise permitted in any Fiscal Year shall be increased by an amount equal to the lesser of (1) .05 times an amount equal to one-third of the aggregate revenue of the business acquired in such Permitted Acquisition for the 36-month period most recently ended immediately prior to the closing of the Permitted Acquisition and (2) one-third of the aggregate capital expenditures of the business acquired in such Permitted Acquisition for the 36-month period most recently ended immediately prior to the closing of the Permitted Acquisition; all such calculations being made on a Pro Forma Basis, giving effect to any acquisitions or dispositions affecting such business during such period in a manner reasonably acceptable to Administrative Agent, such calculations to be set forth on the Compliance Certificate delivered with respect to the first Fiscal Quarter ending after the consummation of such Permitted

Acquisition, and (ii) any Consolidated Capital Expenditures constituting a Permitted Acquisition shall not be included in the foregoing limitations.

7.9                 Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company or any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to:

(i)        any transaction between Holdings and any of its Subsidiaries not prohibited by this Agreement;

(ii)       reasonable and customary fees paid to members of the Governing Bodies of Holdings and its Subsidiaries (or after a Qualifying IPO of Company, of Company), and reimbursement of reasonable out-of-pocket costs and expenses of such Persons;

(iii)      the payment of fees and expenses in connection with the consummation of the Acquisition;

(iv)      (a) so long as no Event of Default under subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing or shall be caused thereby, payments of fees in accordance with the fee provisions of the Management Agreement as such fee provisions exist on the Closing Date, it being understood that any such amounts not permitted to be paid hereunder due to the existence of an Event of Default under subsection 8.1 shall continue to accrue, and may be paid in the event such Event of Default is subsequently waived or cured (and no other Event of Default then exists), and (b) indemnification and reimbursement of expenses in accordance with the Management Agreement;

(v)       equity issuances permitted under this Agreement;

(vi)      employment and severance arrangements between Company and any of its Subsidiaries and their officers and employees in the ordinary course of business;

(vii)     payments by Company and its Subsidiaries pursuant to the tax sharing agreements among Holdings and its Subsidiaries on customary terms;

(viii)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)       Restricted Junior Payments permitted under subsection 7.5;

(x)        so long as no Event of Default under subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing or shall be caused thereby, payments by Company and its

Subsidiaries to Genstar or Sterling or any of their respective Affiliates made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of Holdings in good faith, it being understood that any such amounts not permitted to be paid hereunder due to the existence of an Event of Default under subsection 8.1 shall continue to accrue, and may be paid in the event such Event of Default is subsequently waived or cured (and no other Event of Default then exists); and

(xi)       indemnification payments to officers or directors of Holdings and its Subsidiaries.

7.10          Conduct of Business By Holdings.

Prior to a Qualifying IPO of the Company, Holdings shall not (i) engage in any business other than in connection with or incidental to (a) purchasing and owning the Capital Stock of Company, (b) issuing and selling its Capital Stock or options or warrants in respect thereof, (c) entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party and (d) other activities contemplated by this subsection 7.10 or (ii) own any assets other than (a) the Capital Stock of Company, (b) Cash and Cash Equivalents for the purpose of paying general operating expenses of Holdings and (c) pursuant to a purchase or acquisition of all or substantially all of the property and assets or business or a division of a Person, or all of the Capital Stock in a Person, provided that immediately upon such purchase or acquisition the same is contributed to Company or (iii) have any Indebtedness or other liability other than its obligations under the Holdings Guaranty or other unsecured Indebtedness of Holdings which (x) does not require any cash payment until the earlier of the Revolving Loan Commitment Termination Date and the final maturity date of any Term Loans and (y) does not mature earlier than 180 days after the later of the Revolving Loan Commitment Termination Date and the final maturity date of any Term Loans, and (z) is otherwise on terms reasonably satisfactory to the Administrative Agent, provided that the amount thereof, when taken together with Indebtedness incurred or maintained pursuant to subsection 7.1(xv), does not exceed the maximum principal amount of Indebtedness permitted under subsection 7. l(xv), and provided further that the proceeds thereof are contributed to Company as common equity.

7.11          Conduct of Business by Company.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any material business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar, related or ancillary businesses.

7.12          Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness; Designation of Senior Indebtedness.

A.        Amendments or Waivers of Certain Agreements. Holdings shall not agree to any material amendment to, or otherwise change any material terms of, its

Organizational Documents, in a manner materially adverse to Holdings or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent and Requisite Lenders.

B.        Amendments of Documents Relating to Subordinated Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, accelerate any dates upon which payments of principal or interest are due thereon, change any event of default in a manner materially adverse to Company or Lenders, change the redemption, mandatory prepayment or defeasance provisions thereof in a manner materially adverse to Company or Lenders, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any material additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to Company or Lenders.

C.        Designation of “Designated Senior Indebtedness.” Company shall not, and shall not permit any of its Subsidiaries to, designate any Indebtedness as “Designated Senior Indebtedness” (as defined in the Senior Subordinated Note Indenture) for purposes of the Senior Subordinated Note Indenture without the prior written consent of Requisite Lenders.

7.13          Fiscal Year.

Company shall not change its Fiscal Year-end from December 31.

Section 8.                EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                 Failure to Make Payments When Due.

Failure by Company to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; (ii) within five Business Days after the date due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan, any fee or any other amount due under this Agreement within five Business Days after the date due; or

8.2                 Default in Other Agreements.

(i)        Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $7,500,000 or more or with an aggregate principal amount of $7,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)       breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation (s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); provided that this subsection 8.2(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is paid in full upon the consummation of such sale; or

8.3      Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or Section 7 of this Agreement; provided, however, that Company shall have the right to cure an Event of Default under the financial covenants set forth in subsection 7.6 by applying, as an addition to Consolidated EBITDA, the Net Securities Proceeds of any issuance of Capital Stock of Holdings to the Permitted Holders, their Affiliates and any other Person making a co-investment with the Permitted Holders and/or their Affiliates, solely to the extent that such Net Securities Proceeds (A) are actually received by Holdings no later than fifteen (15) Business Days after Company delivers a written notice to Administrative Agent of its intent to cure such Event of Default, such notice to be delivered together with the Compliance Certificate required pursuant to subsection 6.1(iv)(b) with respect to the relevant Fiscal Quarter, and (B) do not exceed the aggregate amount necessary to cure such Event of Default under subsection 7.6 for any applicable period (each, a “Permitted Cure Issuance”), it being understood that this proviso may not be relied on for purposes of calculating any financial ratios other than as applicable to subsection 7.6; provided that (1) no more than two Permitted Cure Issuances may be made in any four Fiscal Quarter period and (2) in each eight Fiscal Quarter period there shall be a period of at least four consecutive Fiscal Quarters during which no Permitted Cure Issuance is made; provided, further that to the extent the receipt of any Net Securities Proceeds of any Permitted Cure Issuance is an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the foregoing and, as a result thereof, any Event of Default of the covenants set forth in subsection 7.6 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period and such addition to Consolidated EBITDA shall apply to any period of four consecutive Fiscal Quarters that includes the Fiscal Quarter in respect of which such addition was made; or

8.4                 Breach of Warranty.

Any representation, warranty, certification or other statement of fact made by Company or any of its Subsidiaries in any Loan Document or in any certificate at any time delivered by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                 Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any covenant or agreement contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6                 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)        A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not controverted within 30 days or remains unstayed or undischarged for a period of 60 days; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)       an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)        Holdings, Company or any of its Subsidiaries shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or Holdings, Company or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or

(ii)       Holdings, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution of the actions referred to in clause (i) above or this clause (ii); or

8.8                 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $7,500,000 or (ii) in the aggregate at any time an amount in excess of $7,500,000, in either case to the extent not adequately covered by insurance as to which a solvent insurance company has been notified of such judgment and has not denied coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

8.9                 Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

8.10          Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate result in or could reasonably be expected to result in a Material Adverse Effect; or

8.11          Change in Control.

A Change in Control shall have occurred; or

8.12          Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any material provision thereof, for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $1,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, other than as a result of repayment in full of the Obligations, under any Loan Document or any provision thereof to which it is a party; or

8.13          Failure to Consummate Acquisition.

The Acquisition, including the Panolam Merger, shall not be consummated concurrently with the making of the initial Loans, or the Acquisition or the Panolam Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii); provided further that from the date of delivery of a written notice to Administrative Agent of the intent to cure an Event of Default with a Permitted Cure Issuance in accordance with subsection 8.3 above until the date that is 15 Business Days thereafter, neither Administrative Agent nor the Lenders shall exercise any such remedies with respect to any Event of Default under subsection 8.3 addressed in such notice.

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9.                ADMINISTRATIVE AGENT

9.1                 Appointment.

A.        Appointment of Administrative Agent. Credit Suisse is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender (including any Lender in its capacity as a Swap Counterparty) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Credit Suisse agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof (other than subsection 9.5A). In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B.        Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.        Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                 Powers and Duties; General Immunity.

A.        Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers,

rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.        No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Company to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C.        Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.        Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                 Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising the powers, rights and remedies of

Administrative Agent or performing duties of Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting solely from Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                 Resignation of Administrative Agent; Successor Administrative Agent and Swing Line Lender.

A.        Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent, subject, except during the existence of an Event of Default under subsection 8.1, 8.6 or 8.7, to the consent of Company (which consent shall not be unreasonably withheld). If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, after consulting with Company, appoint a successor Administrative Agent. If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

B.        Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Credit Suisse or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line

Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6                 Collateral Documents and Guaranties.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranties; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than a Domestic Subsidiary of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by clauses (i)-(xvi), (xviii)-(xx) and (xxii) of subsection 7.2A; provided that, in the case of a sale of such item of Collateral or stock referred to in clauses (a) or (b) above, the requirements of subsection 10.13 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7                 Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)        to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)       to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.   MISCELLANEOUS

10.1          Successors and Permitted Assigns; Assignments and Participations in Loans and Letters of Credit.

A.        General. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.        Assignments.

(i)        Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 or an integral multiple thereof, in the case of any assignment of a Revolving Loan, or $1,000,000 or an integral multiple thereof, in the case of any assignment of a Term Loan, provided that simultaneous assignments to two or more related Funds shall be treated as one assignment for purposes of determining whether such minimum assignment requirements are met, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee Company shall not be obligated to pay except as required hereunder, and provided that only one such fee shall be payble in connection with simultaneous assignments to or by related Funds), and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent, (2) with respect to assignments of Revolving Loans and Revolving Loan Commitments, any Issuing Lender and Swing Line Lender and (3), if no Event of Default has occurred and is continuing under subsection 8.1, 8.6 or 8.7, Company, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided that no consent of Company shall be required with respect to (I) any assignment to a Lender, any Affiliate of a Lender or any Approved Fund and (II) any assignment relating to the primary allocation or syndication of the Loans and Commitments by Credit Suisse to Persons previously agreed with Company.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.8B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)       Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection l0.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection l0.lB(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10. 1B(ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii)      Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Company or any Subsidiary under this Agreement; (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender); and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iii), any SPC may (i) without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender (with notice to, but without the prior written consent of, Company and Administrative Agent) or to any financial institutions (with prior written consent of Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

C.        Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of (x) the scheduled final maturity date of any Loan allocated to such participation or (y) the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant specifically agrees (and references the obligations of Company under subsection 2.7), for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender.

D.        Pledges and Assignments. Any Lender may, without the consent of the Administrative Agent or the Company, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.         Information. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to permitted assignees and participants (including prospective assignees and participants), subject to subsection 10.18.

F.         Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course of business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.2          Expenses.

Company agrees to pay Administrative Agent promptly (i) all reasonable out-of-pocket costs and expenses of Administrative Agent for the negotiation, preparation, syndication, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, including all reasonable out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent in connection therewith; (ii) all reasonable out-of-pocket costs and expenses of perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of outside counsel to Administrative Agent; (iii) all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; and (iv) all reasonable out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral. Company agrees to pay Administrative Agent or Lender promptly all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees of one counsel to Administrative Agent and the Lenders (except that in the case of a bona fide conflict of interest the attorney’s fees of one additional counsel shall be included, so that counsel may be retained for the benefit of the Administrative Agent on the one hand and the Lenders on the other hand), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) after the occurrence of an Event of Default or pursuant to any insolvency or bankruptcy proceedings.

10.3          Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend

(subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors, members, Affiliates and successors and permitted assigns of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from (i) the gross negligence or willful misconduct or material breach of the Loan Documents of such Indemnitee as determined by a final judgment of a court of competent jurisdiction or (ii) any claim, litigation, investigation or proceeding that does not involve an act, omission or material breach by Company or any of its Affiliates of the Loan Documents and that is brought by an Indemnitee against another Indemnitee unless brought by a Lender against Administrative Agent in its capacity as such.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel (including costs of one special or local counsel for Indemnitees in each appropriate jurisdiction), provided, however, that all Indemnitees use a single outside counsel of each type, except that in the case of a bona fide conflict of interest, the costs of one additional counsel shall be included, so that counsel may be retained for the benefit of the Administrative Agent on the one hand and the Lenders on the other hand) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4          Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default after obtaining the prior written consent of Administrative Agent each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5          Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this

Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1C. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6          Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)       each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), or (5) extend the Revolving Commitment Termination Date;

(b)       each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments pursuant to subsection 2.1A(iv) or approved by Requisite Lenders), (2) change the provisions of subsection 2.4C(iii) to provide that Lenders will not share pro rata in payments of their respective interests, (3) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Holdings Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (4) change in any manner or waive the provisions contained in subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the rights or duties of an Issuing Lender, reduction in the amount or postponement of the due date of any amount payable in respect of any Letter of Credit, extension of the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, or the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 shall be effective without the written concurrence of Administrative Agent, and (v) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender (it being understood that a waiver of a condition precedent in Section 4, any Event of Default or Potential Event of Default, any mandatory prepayment of the Loans or any mandatory reduction of the Commitments shall not be deemed to increase the Commitment of any Lender).

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7          Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender under Sections 2 and 3 shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent and Company. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.8          Survival of Representations, Warranties and Agreements.

A.        All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.        Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7,10.2,10.3,10.16 and 10.17 and the agreements of Lenders set forth in subsections 9.2C, 9.4,10.5 and 10.17 shall survive the payment of the Loans, the cancellation or expiration of, or other provision for cash collateral or other support therefor in a manner reasonably satisfactory to the Issuing Lender, the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.9          Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10   Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11   Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12   Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, each of the parties hereto shall not assert, and hereby waives, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.13   Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral to any Person (other than a Domestic Subsidiary of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented (or such greater number of Lenders as required under subsection 10.6), or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than the Company or a Domestic Subsidiary of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented (or such greater number of Lenders as required under subsection 10.6), for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an

Asset Sale pursuant to subsection 7.7B (vi), (xiii) or (xvii), shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.14   Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.15   Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or fiduciary duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.16   Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)        ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)       WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)     AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR

CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.7;

(IV)     AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND

(V)      AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.17   Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18   Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) in connection with the transactions contemplated hereby, (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement in connection with the transactions contemplated hereby, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.18, to any pledgee under subsection 10.1D, or Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of Company, (h) to the extent such information becomes publicly available prior to delivery by Company other than as a result of a breach of this subsection 10.18 or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition. Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.19   Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of such document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.20   USA Patriot Act.

Each Lender and Administrative Agent hereby notifies Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender and Administrative Agent to identify such Loan Party in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MERGER SUB:

PIH ACQUISITION CO.

	By:	/s/ Darren J. Gold
Name: Darren J. Gold
Title: President and Treasurer

Notice Address:

Attention:
Fascimile:

HOLDINGS:

PANOLAM HOLDINGS II CO.

	By:	/s/ Darren J. Gold
Name: Darren J. Gold
Title: President and Treasurer

Notice Address:

Attention:
Fascimile:

PANOLAM INDUSTRIES INTERNATIONAL, INC.:

Panolam shall have no obligations hereunder until completion of the Panolam Merger. Prior to that time, the obligations of Company pursuant to this Agreement and the other Loan Documents shall be solely those of Merger Sub. Upon consummation of the Panolam Merger, Panolam shall assume, and hereby assumes, all the obligations and other liabilities of Merger Sub under this Agreement and all references to Company contained in this Agreement and the other Loan Documents shall be deemed to refer to Panolam.

PANOLAM INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Robert J. Muller, Jr.
Name: Robert J. Muller Jr.
Title: President and Chief Executive Officer

Notice Address:

Attention:
Fascimile:

LENDERS:

CREDIT SUISSE, Cayman Islands Branch,
individually
and as Administrative Agent

	By:	/s/ William O’Daly
Name: William O’Daly
Title: Director

	By:	/s/ Rianka Mohan
Name: Rianka Mohan
Title: Associate

Notice Address:
OMA-2
Eleven Madison Avenue
New York, New York 10010
Attention: Agency Department Manager
Facsimile: (212) 325-8304

Payment Instructions:
Bank of New York
ABA 021000018
A/C Name: CS Agency Cayman Account
A/C Number: 8900492627
Reference: Panolam

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

By:	/s/ Robert M. Kadlick

Name:	Robert M. Kadlick
Title:	Duly Authorized Signatory

JEFFERIES & COMPANY, INC.,
as Syndication Agent

By:	/s/ Andrew Woolford
Name:	Andrew Woolford
Title:	Managing Director

Notice Address:

Jefferies & Company, Inc.
Metro Center, One Station Place
Stamford, CT 06902
	Attention:	Andrew Woolford
	Facsimile:	203-708-5882

JEFFERIES BABSON FINANCE CP FUNDING LLC,
as a Lender

By:	/s/ Carl A. Toriello
Name:	Carl A. Toriello
Title:	SR. Managing Director

Notice Address:

Attention:
Facsimile:

JEFFERIES BABSON FINANCE LLC, as a Joint Arranger and Joint Bookrunner

By:	/s/ Carl A. Toriello
Name:	Carl A. Toriello
Title:	Senior Managing Director

Notice Address:

Attention:
Facsimile: